EXHIBIT 10.1

SHARE PURCHASE AGREEMENT
by and between
THALES
THALES GERMANY
THALES UK
and
HYPERCOM CORPORATION
dated as of
February 13, 2008

i

EXHIBITS
Exhibit A:      Form of Transitional Services Agreement
Exhibit B-1:   Form of License Agreement
Exhibit B-2:   Form of Name Agreement
Exhibit B-3:   Manufacturing Arrangement
Exhibit C:      Example Calculation of Estimated Closing Working Capital
Exhibit D:      Purchase Price Allocation
Exhibit E:      Competition Approvals
Exhibit F:      Data Room List
Exhibit G:      Knowledge of Sellers
Exhibit H:     UK Pensions
Exhibit I:       Company Restructuring
Exhibit J:       List of directors to resign at Closing
Exhibit K:      List of current products

SHARE PURCHASE AGREEMENT
     THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of February 13, 2008, is entered into by and among (i) Thales SA, a société anonyme incorporated and operating under the laws of the Republic of France, whose registered office is located at 45, rue de Villiers, 92200 Neuilly sur Seine, France, registered under number 552 059 024 RCS Nanterre (“Thales”), (ii) Thales Holding GmbH, a Gesellschaft mit beschraenkter Haftung incorporated and operating under the laws of Germany, whose registered office is located at Unter der Linden 21, 100117 Berlin, Germany (“Thales Germany”), (iii) Thales UK Limited, a company incorporated and operating under the laws of England and Wales, whose registered office is located at 2 Dashwood Lang Road, The Bourne Business Park, Addlestone, Nr Weybridge, Surrey, KT15 2NS, England (Company n°868273) (“Thales UK”)(Thales, Thales Germany, and Thales UK, each a “Seller,” and collectively, “Sellers”), on the one hand, and Hypercom Corporation, a corporation incorporated under the laws of the State of Delaware, whose principal office is located at 2851 W. Kathleen Road, Phoenix, Arizona, USA 85053, (“Buyer”), on the other hand (Sellers and Buyer shall be collectively referred to as the “Parties” and individually as a “Party”).
W I T N E S S E T H:
     WHEREAS, each of Thales Germany and Thales UK is a direct or indirect wholly-owned subsidiary of Thales;
     WHEREAS, Thales owns directly all issued and outstanding shares of (i) Thales E-Transactions SA, a société anonyme incorporated and operating under the laws of the Republic of France, whose registered office is located at 5 rue Latécoère, 78140 Vélizy, France, registered under number 380 248 609 (Versailles RCS) (“Thales e-Transactions France”) and (ii) Thales E-Transactions España, a SA incorporated and operating under the laws of Spain, whose registered office is located at calle Serrano Galvache, numero 56, Complejo Empresarial “Parque Norte”, Edificio Alamo, 28033 Madrid, Spain (“Thales e-Transactions España”);
     WHEREAS, Thales e-Transactions France owns directly all issued and outstanding shares of (i) Wynid Technologies SA, a société anonyme incorporated and operating under the laws of France, whose registered office is located at ZAEI de Saint Sauveur, Saint Clément la Rivière, 34980 Saint Gely du Fesc, France, registered under number 382 203 719 (Montpellier RCS) (“Wynid”) and (ii) Thales E-Transactions AB, a company incorporated and operating under the laws of Sweden, whose registered office is located at Byangsgränd 14, 120 40 Arsta, Stöckolm (“Thales e-Transactions Sweden”);
     WHEREAS, Thales Germany owns directly all issued and outstanding shares of Thales E-Transactions GmbH, a Gesellschaft mit beschraenkter Haftung incorporated and operating under the laws of Germany, whose registered office is located at Konrad Zuse Strasse 1921, 36251 Bad Hersfeld, Germany (“Thales e-Transactions Germany”);
     WHEREAS, Thales UK owns directly all issued and outstanding shares of Thales E-Transactions Ltd., a company incorporated and operating under the laws of England and Wales, whose registered office is located at 2 Dashwood Lang Road, the Bourne Business Park, Addlestone, Nr Weybridge, Surrey, KT15 2 NX England (n° 1498233) (“Thales e-Transactions UK”);

     WHEREAS, each of Thales e-Transactions France, Thales e-Transactions España, Thales e-Transactions Germany and Thales e-Transactions UK may be referred to herein as a “Company” and, collectively, as the “Companies,” and Wynid, and Thales e-Transactions Sweden may be referred to herein as a “Company Subsidiary” and, collectively, as the “Company Subsidiaries”;
     WHEREAS, the Companies and the Company Subsidiaries are engaged directly or indirectly in the business of manufacturing, developing, distributing and selling fixed, portable and mobile secure payment terminals, integrated electronic secure payment servers for retail industry, unattended payment devices, secure PIN pads for automated teller machines and secure payment terminals in each case, including related software (the “e-Transactions Business”);
     WHEREAS, at Buyer’s request, Thales e-Transactions France has transferred to Thales, all issued and outstanding shares of capital stock of Thales e-Transactions España;
     WHEREAS, (i) Thales desires to sell, and Buyer desires to purchase from Thales, all issued and outstanding shares of capital stock of Thales e-Transactions France, (ii) Thales desires to sell, and Buyer desires to purchase all issued and outstanding shares of capital stock of Thales e-Transactions España, (iii) Thales Germany desires to sell, and Buyer desires to purchase from Thales Germany, all issued and outstanding shares of capital stock of Thales e-Transactions Germany, and (iv) Thales UK desires to sell, and Buyer desires to purchase from Thales UK, all issued and outstanding shares of capital stock of Thales e-Transactions UK (all issued and outstanding shares of capital stock of Thales e-Transactions France, Thales e-Transactions España, Thales e-Transactions Germany and Thales e-Transactions UK are referred to herein collectively as the “Transferred Shares”);
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties hereto agree as follows:
ARTICLE I
SALE AND PURCHASE OF TRANSFERRED SHARES
     Section 1.1. Sale and Purchase of Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date:
          (a) Thales shall (i) sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Thales, all of the issued and outstanding shares of capital stock of Thales e-Transactions France, which shares shall be delivered free and clear of any and all Liens and shall constitute the entire issued and outstanding capital stock of Thales e-Transactions France, as evidenced by a share transfer form (ordre de mouvement) and evidence of such transfer being duly registered in the share register of Thales e-Transactions France (registre de mouvements des titres et comptes d’actionnaires), and (ii) execute and deliver such other customary and usual documents and instruments as are necessary to effect the foregoing transfer of shares (including the execution by Thales and Buyer of the tax transfer forms — formulaire Cerfa n°2759 DGI - relating to the transfer of the shares of Thales e-Transactions France);
          (b) Thales shall, (i) sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from, all of the issued and outstanding shares of capital stock of Thales e-Transactions España, which shares shall be delivered free and clear of any and all Liens and shall constitute the entire issued and outstanding capital stock of Thales e-Transactions España, as evidenced by a share transfer form and evidence of such transfer being duly registered in the share register of Thales e-Transactions España, and (ii) shall execute and deliver such other customary and usual documents and instruments as are necessary to effect the foregoing transfer of shares;
          (c) Thales Germany shall, and Thales shall cause Thales Germany to, (i) sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Thales Germany, all of the issued and outstanding shares of capital stock of Thales e-Transactions Germany, which shares shall be delivered free and clear of any and all Liens and shall constitute the entire issued and outstanding capital stock of Thales e-Transactions Germany, as evidenced by a share transfer form and evidence of such transfer being duly registered in the share register of Thales e-Transactions Germany, and (ii) shall execute and deliver such other customary and usual documents and instruments as are necessary to effect the foregoing transfer of shares; and
          (d) Thales UK shall, and Thales shall cause Thales UK to, (i) sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Thales UK, all of the issued and outstanding shares of capital stock of Thales e-Transactions UK, which shares shall be delivered free and clear of any and all Liens and shall constitute the entire issued and outstanding capital stock of Thales e-Transactions UK, as evidenced by a share transfer form and evidence of such transfer being duly registered in the share register of Thales e-Transactions UK, and (ii) execute and deliver such other customary and usual documents and instruments as are necessary to effect the foregoing transfer of shares.
          (e) In consideration for the transfer to Buyer of the Transferred Shares pursuant to Section 1.1(a), Section 1.1(b), Section 1.1(c) and Section 1.1(d), Buyer shall pay to Sellers an aggregate amount in cash equal to US$120,000,000 (the “Base Amount”), subject to adjustments pursuant to and in accordance with Section 1.3(a) below (the Base Amount, after giving effect to any such adjustment, the “Closing Purchase Price”) and net of US$10,000,000 that has been previously paid by Buyer to Thales and held by Thales until Closing, including all interest that shall actually be accrued thereon (it being agreed by the Parties that the Buyer Deposit shall be deposited in an interest-bearing account or other investment), as a Deposit as defined in and provided by the offer letter of Buyer to Sellers dated December 20, 2007 (the “Buyer Deposit”). The Closing Purchase Price shall be payable pursuant to and in accordance with Section 1.6 below. The Closing Purchase Price shall be subject to adjustment after Closing in accordance with Section 1.3(b) below.

     Section 1.2. Closing.
          (a) Unless this Agreement shall have been terminated and the transactions contemplated herein abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII and the deliveries set forth in subsections (b) and (c) below, the closing of the purchase and sale of the Transferred Shares contemplated hereby (the “Closing”) will take place at such time and on a date to be specified by the Parties, which shall be no later than the second Business Day after the satisfaction or waiver (by the Party entitled to waive the condition) of all of the conditions set forth in Article VII hereof (the “Closing Date”), at the offices of Willkie Farr & Gallagher LLP, Paris, France, unless another time, date and/or place is agreed to in writing by the Parties hereto.
          (b) At Closing Buyer shall deliver, or shall cause to be delivered, to Sellers:
          (i) The amount payable by Buyer to Sellers pursuant to Section 1.1(e) in the manner set forth under Section 1.6;
          (ii) the Transitional Services Agreement duly executed by Buyer substantially in the form attached hereto as Exhibit A (the “Transitional Services Agreement”);
          (iii) the Patent Assignment and License Agreement duly executed by Buyer substantially in the form attached hereto as Exhibit B-1 hereto (the “License Agreement”);
          (iv) the Name Agreement duly executed by Buyer substantially in the form attached hereto as Exhibit B-2 hereto (the “Name Agreement”); and
          (v) the counter-guarantees required to be provided by Buyer in accordance with Section 5.5.
          (c) At Closing Sellers shall deliver, or shall cause to be delivered, to Buyer:
          (i) the Transferred Shares;
          (ii) the Transitional Services Agreement duly executed by the members of the Thales Group party thereto, substantially in the form attached hereto as Exhibit A;
          (iii) the License Agreement duly executed by the members of the Thales Group party thereto substantially in the form attached hereto as Exhibit B-1; and
          (iv) the Name Agreement duly executed by the members of the Thales Group party thereto substantially in the form attached hereto as Exhibit B-2 hereto; and
          (v) evidence of the continuation of the current agreement between Thales e-Transactions France and Solectron Europe BV for the manufacturing of selected products (Wireless PCI Dect (C463), Wireless PCI GPRS (C464), Compact PCI (C703) and APX RS232 (C901)), for a period at least equal to the duration of its current term

(with provisions therein for automatic extensions unless one Party notifies the other of its intent to not extend such agreement) with material terms consistent with those terms as currently set forth in this agreement substantially in the form set forth as Exhibit B-3 (the “Manufacturing Arrangement”).
          (d) Payoff of Company Debt; Settlement of Intra-Group Indebtedness. Immediately following Closing, but on the Closing Date, Buyer shall cause the Companies and Company Subsidiaries to settle all remaining Intra-Group Indebtedness.
     Section 1.3. Purchase Price Adjustment.
          (a) Closing Date Purchase Price Adjustment.
          (i) Prior to the Closing Date, Thales shall prepare, and Thales shall deliver to Buyer not later than three (3) Business Days prior to the Closing Date, a statement (the “Estimated Companies Net Debt Statement”) setting forth a reasonably detailed calculation of Thales’ good faith estimate of the Companies Net Debt on a combined basis as of the Closing Date (“Estimated Companies Closing Net Debt”). The Estimated Companies Net Debt Statement shall be prepared by Thales in accordance with the Companies Accounting Standards using the Companies Accounting Principles.
          (ii) Prior to the Closing Date, Thales shall prepare, and Thales shall deliver to Buyer not later than three (3) Business Days prior to the Closing Date, a statement (the “Estimated Working Capital Statement”) setting forth a reasonably detailed calculation of Thales’ good faith estimate of the Companies Working Capital on a combined basis as of the Closing Date (“Estimated Closing Working Capital”). The Estimated Working Capital Statement shall be prepared by Thales in accordance with the Companies Accounting Standards using the Companies Accounting Principles. In preparing the Estimated Working Capital Statement, all inter-company balances and transactions between any Companies or Company Subsidiaries with any other Company or Company Subsidiary shall be eliminated.
          (iii) The Closing Purchase Price for purposes of Section 1.1(e) above will be equal to (A) the Base Amount, (B) minus the amount of the Estimated Companies Closing Net Debt, if positive, or (C) plus the amount of the Estimated Companies Closing Net Debt, if negative, (D) plus the amount by which the Estimated Closing Working Capital exceeds €3,000,000, or (E) less the amount by which the Estimated Closing Working Capital is less than €0. Exhibit C hereto sets forth an example calculation of Estimated Closing Working Capital, in accordance with the Companies Accounting Standards using the Companies Accounting Principles. It is the intent of the Parties that the Estimated Closing Working Capital at Closing be €1,500,000. If Estimated Closing Working Capital is €0 or more and €3,000,000 or less (the “Target Working Capital Range”), then no adjustment to the Closing Purchase Price will be made.

          (b) Post-Closing Purchase Price Adjustment. Within sixty (60) calendar days following the Closing Date, Buyer shall deliver to Thales:
          (i) A statement (the “Final Companies Closing Net Debt Statement”) setting forth a reasonably detailed calculation of (A) Buyer’s determination of the Companies Net Debt as of the Closing Date prepared in accordance with the Companies Accounting Principles (“Final Companies Closing Net Debt”), and (B) the “Closing Net Debt True-Up Amount” which, for the purposes of this Agreement, shall mean the amount, if any, by which the Estimated Companies Closing Net Debt adjusted for at the Closing differs from the Final Companies Closing Net Debt as determined by Buyer, and identifying the Party to which the Closing Net Debt True-Up Amount should be paid pursuant to Section 1.3(b)(vi) below. The Final Companies Closing Net Debt Statement is to be prepared, and the Closing Net Debt True-Up Amount is to be calculated, in accordance with the Companies Accounting Standards using the Companies Accounting Principles.
          (ii) A statement (the “Final Closing Working Capital Statement”) setting forth a reasonably detailed calculation of (A) Buyer’s determination of the Companies Working Capital as of the Closing Date prepared in accordance with the Companies Accounting Standards using the Companies Accounting Principles (“Final Closing Working Capital”), (B) the “Closing Working Capital True-Up Amount” which, for the purposes of this Agreement, shall mean the amount of payment to be made by a Party pursuant to Section 1.3(b)(vii) below and a detail of its calculation, and (C) the Party to which the Closing Working Capital True-Up Amount should be paid pursuant to Section 1.3(b)(vii) below. The Final Closing Working Capital Statement is to be prepared, and the Closing Working Capital True-Up Amount is to be calculated, in accordance with the Companies Accounting Standards using the Companies Accounting Principles. In preparing the Final Closing Working Capital Statement, all inter-company balances and transactions between any Companies or Company Subsidiaries with any other Company or Company Subsidiary shall be eliminated.
          (iii) After receipt of the Final Companies Closing Net Debt Statement and Final Closing Working Capital Statement (together the “Closing Statements”), Thales and Sellers (and their accountants) will have thirty (30) calendar days to review the Closing Statements. Buyer will give, or cause to be given, to Thales and Sellers (and their accountants) reasonable access to all documents, records, work papers (including any work papers of Buyer’s accountants that they are permitted to release and subject to any restrictions under specific and objective professional standards), facilities and personnel of Buyer, the Companies and the Company Subsidiaries used in their preparation. Unless Thales delivers written notice to Buyer setting forth specific items disputed by Thales on or prior to the 30th day after Thales’ receipt of the Closing Statements, Thales, on behalf of each Seller, will be deemed to have accepted and agreed to the Closing Statements and such statements (and the calculations contained therein) will be final, binding and conclusive. If Thales notifies Buyer in writing of its objections to the Closing Statements (or any calculations contained therein) within the 30-calendar day period (the “Objection Notice”), Thales and Buyer (and their respective accountants) will, within fifteen (15) calendar days following Buyer’s receipt of the Objection Notice

(the “Resolution Period”), attempt to resolve their differences with respect to the items specified in the Objection Notice (the “Disputed Items”), and all other undisputed items (and all calculations relating thereto) will be final, binding and conclusive. Any resolution by Thales and Buyer during the Resolution Period as to any Disputed Items will be final, binding and conclusive.
          (iv) If Thales and Buyer do not resolve all Disputed Items by the end of the Resolution Period, then all Disputed Items remaining in dispute may be submitted by either Party within fifteen (15) calendar days after the expiration of the Resolution Period to KPMG Transaction Services in Paris, France (the “Neutral Arbitrator”); provided that if at such time either Thales or Buyer shall discover a bona fide conflict with respect to the Neutral Arbitrator or the Neutral Arbitrator resigns or expressly states its refusal for any reason to resolve the Disputed Items in accordance with this Section 1.3, the Parties shall submit the matter to another independent accounting firm of national reputation reasonably acceptable to both Thales and Buyer to resolve the remaining matters in dispute, and such firm shall be the Neutral Arbitrator for all purposes of this Section 1.3. The Neutral Arbitrator shall act as an arbitrator to determine only those Disputed Items remaining in dispute, consistent with this Section 1.3, and shall request a statement from each of Thales and Buyer regarding such Disputed Items. The Neutral Arbitrator will consider only those Disputed Items that Thales objected to in the Objection Notice and that have not been resolved. In resolving any Disputed Item, the Neutral Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any Party. All fees and expenses relating to the work, if any, to be performed by the Neutral Arbitrator will be allocated between Thales and Buyer in the same proportion that the aggregate amount of the Disputed Items so submitted to the Neutral Arbitrator that is unsuccessfully disputed by such Party (as finally determined by the Neutral Arbitrator) bears to the total amount of such Disputed Items so submitted by such Party. In addition, the Parties shall give the Neutral Arbitrator access to all documents, records, work papers (subject to the qualification above), facilities and personnel as reasonably necessary and available to perform its function as arbitrator. The Neutral Arbitrator will deliver to Thales and Buyer a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Arbitrator by Buyer and Thales) of the Disputed Items submitted to the Neutral Arbitrator within thirty (30) calendar days after receipt of such Disputed Items (or as soon thereafter as practicable), which determination will be final, binding and conclusive, and judgment may be entered on the award. If either Thales or Buyer fails to submit a statement regarding any Disputed Items submitted to the Neutral Arbitrator within the time determined by the Neutral Arbitrator or otherwise fails to give the Neutral Arbitrator access as reasonably requested, then the Neutral Arbitrator shall render a decision based solely on the evidence timely submitted and the access afforded to the Neutral Arbitrator by Buyer and Thales.
          (v) The final, binding and conclusive Closing Statements, based upon (A) agreement by Thales and Buyer, (B) the written determination delivered by the Neutral Arbitrator in accordance with Section 1.3(b)(iv), or (C) Thales’ failure to deliver an Objection Notice to Buyer in accordance with Section 1.3(b)(iii), will be the

“Conclusive Companies Closing Net Debt Statement” and the “Conclusive Closing Working Capital Statement” and the Closing Net Debt True-Up Amount contained therein shall be the “Conclusive Closing Net Debt True-Up Amount” and the Closing Working Capital True-Up Amount contained therein shall be the “Conclusive Closing Working Capital True-Up Amount.”
          (vi) If and to the extent that the Final Companies Closing Net Debt as set forth in the Conclusive Companies Closing Net Debt Statement differs from the Estimated Companies Closing Net Debt set forth in the Estimated Companies Closing Net Debt Statement, then the Closing Purchase Price shall be (A) decreased by the amount by which such Final Companies Closing Net Debt is greater than the Estimated Companies Closing Net Debt and Sellers shall pay an amount equal to such difference to Buyer pursuant to Section 1.4, or (B) increased by the amount by which such Final Companies Closing Net Debt is less than the Estimated Companies Closing Net Debt and Buyer shall pay to Sellers an amount equal to such difference as provided by Section 1.4.
          (vii) If and to the extent that the Final Closing Working Capital as set forth in the Conclusive Closing Working Capital Statement differs from the Estimated Closing Working Capital set forth in the Estimated Closing Working Capital Statement, then a net adjustment to the Closing Purchase Price shall be made as if the Final Closing Working Capital were the Estimated Closing Working Capital, taking into account such prior adjustment in accordance with Section 1.3(a)(iii). Any net adjustment resulting in an increase from the Closing Purchase Price shall be paid by Buyer to Seller as provided in Section 1.4 and any net adjustment resulting in a decrease from the Closing Purchase Price shall be paid by Seller to Buyer as provided in Section 1.4.
     Section 1.4. Payment of Adjustment Amount. The Conclusive Closing Net Debt True-Up Amount and the Conclusive Closing Working Capital True-Up Amount payable by Buyer or Sellers pursuant to Section 1.3(b)(vi) and Section 1.3(b)(vii) above (if any), together with interest thereon at the rate per annum equal to the Applicable Rate (as defined in Section 1.6(c)), calculated on the basis of the actual number of days elapsed from the Closing Date through the date of payment (the sum of such Conclusive Closing Net Debt True-Up Amount and Conclusive Closing Working Capital True-Up Amount plus such interest, the “Adjustment Amount”) shall be paid in accordance with Section 1.6 below. The Closing Purchase Price, plus or minus, as the case may be, the Adjustment Amount shall be referred to as the “Adjusted Purchase Price”.
     Section 1.5. Allocation of Purchase Price. The Closing Purchase Price after giving effect to any Adjustment Amount shall be allocated among the Transferred Shares as set forth in Exhibit D hereto.
     Section 1.6. General Method of Payment.
          (a) The amount payable by Buyer to Sellers pursuant to Section 1.1(e) above shall be paid on the Closing Date, by wire transfer of immediately available funds to such bank accounts as Sellers shall designate in writing at least two (2) Business Days prior to the Closing.

          (b) The payment of any Adjustment Amount required to be paid to the receiving Party pursuant to Section 1.3(b) shall be paid within five (5) Business Days following the determination of the Conclusive Companies Closing Net Debt True-Up Amount and the Conclusive Closing Working Capital True-Up Amount in accordance with Section 1.3(b). All such amounts payable hereunder shall be paid by wire transfer of immediately available funds to such bank accounts as the receiving Party shall designate to the other Party in writing at least two (2) Business Days prior to the expiration of such five (5) Business Day period.
          (c) All sums payable hereunder which are not paid in a timely manner shall bear interest at a rate equal to Euribor for deposits of three (3) month duration plus one-hundred (100) basis points from the date payment was due through and including the date on which payment is made (the “Applicable Rate”).
     Section 1.7. Contingent Payment.
          (a) As used herein, the following terms shall have the following meanings:
               “EBIT” shall mean the consolidated income from continuing operations of Buyer (inclusive of the Companies and Company Subsidiaries as from January 1, 2008) before net interest and income Taxes, all as determined in accordance with US GAAP; and
               “Adjusted EBIT” shall mean EBIT, (i) excluding any costs or expenses arising out of any merger, acquisition, disposition or other similar transaction during such year by Buyer or any subsidiary of Buyer (including the Companies or any Company Subsidiary), and (ii) as adjusted to exclude the effect on EBIT of restructuring and transaction costs related to the transactions contemplated hereby or any other extraordinary items (including any Adjustment Amounts and indemnity payments received hereunder).
          (b) If Adjusted EBIT exceeds US$30,000,000 for calendar year ending December 31, 2008 (“2008 Adjusted EBIT”), then, within ten (10) Business Days following the completion and delivery to Buyer of the audited consolidated financial statements of Buyer for the calendar year ending December 31, 2008 (the “Payment Date”), Buyer will pay to Thales an amount equal to US$30,000,000 multiplied by a fraction (which shall not be greater than 1), (i) the numerator of which is equal to 2008 Adjusted EBIT minus US$30,000,000, and (ii) the denominator of which is equal to US$4,500,000 (the “Contingent Payment”), provided that to the extent the Contingent Payment exceeds US$15,000,000, Buyer will pay US$15,000,000 on the Payment Date and the excess on January 1, 2010, such excess bearing interest at a rate equal to Euribor for deposits of three (3) months duration from the Payment Date through and including January 1, 2010. The aggregate Contingent Payment payable, if any, which shall in no event exceed US$30,000,000, shall be treated as an adjustment to the Closing Purchase Price.
          (c) At the time of the payment of the Contingent Payment, Buyer will deliver to Thales a statement setting forth Buyer’s calculation of 2008 Adjusted EBIT (the “Preliminary Statement”). If Thales disagrees with any item or amount contained in the Preliminary Statement or with Buyer’s calculation of 2008 Adjusted EBIT, Thales may, within thirty (30) calendar days after delivery of the Preliminary Statement, deliver a written notice to Buyer disagreeing with such calculation and setting forth Thales’ calculation of 2008 Adjusted EBIT and the amount of the Contingent Payment. Any such notice of disagreement shall specify those items or amounts as to which Thales disagrees. Unless Thales delivers written notice to Buyer setting forth specific items disputed by Thales on or prior to the 30th calendar day after Thales’ receipt of the Preliminary Statement, Thales, on behalf of each Seller, will be deemed to have accepted and agreed to the Preliminary Statement (and the calculations contained therein) and the amount of the Contingent Payment for all purposes. If Thales notifies Buyer in writing of its objections to the Preliminary Statement (or any calculations contained therein), Thales and Buyer (and their respective accountants) will, within fifteen (15) calendar days following Buyer’s receipt of such notice from Thales, attempt to resolve their differences with respect to the items specified in such notice. If Buyer and Thales are not able to resolve such dispute within such fifteen (15) calendar day period after the delivery of such written notice, they shall promptly thereafter cause the Neutral Arbitrator to review this Agreement and only the disputed items or amounts for the purpose of calculating 2008 Adjusted EBIT and the amount of the Contingent Payment; provided that if at such time either Thales or Buyer shall discover a bona fide conflict with respect to the Neutral Arbitrator or the Neutral Arbitrator resigns or expressly states its refusal for any reason to resolve the disputed items with respect to the Preliminary Statement in accordance with this Section 1.7(c), the Parties shall submit the matter to another independent accounting firm of national reputation reasonably acceptable to both Thales and Buyer to resolve the remaining matters in dispute, and such firm shall be the Neutral Arbitrator for all purposes of this Section 1.7(c). The Neutral Arbitrator shall request a statement from each of Thales and Buyer regarding such disputed items and shall deliver to Buyer and Thales, within thirty (30) calendar days after receipt of such disputed items (or as soon thereafter as practicable), a written report setting forth such calculations, which amounts shall not be less than Buyer’s calculations of 2008 Adjusted EBIT and the Contingent Payment as set forth in the Preliminary Statement or more than Thales’ calculations of 2008 Adjusted EBIT and the Contingent Payment delivered pursuant to this Section 1.7(c) (the Neutral Arbitrator’s calculation of 2008 Adjusted EBIT being referred to herein as “Final 2008 Adjusted EBIT”). Such report shall be final and binding upon Buyer and Thales. The cost of such review and report shall be paid (i) by Buyer if the difference between Final 2008 Adjusted EBIT and Buyer’s calculation of 2008 Adjusted EBIT as set forth in the Preliminary Statement is greater than the difference between Final 2008 Adjusted EBIT and Thales’ calculation of 2008 Adjusted EBIT delivered pursuant to this Section 1.7(c), (ii) by Thales, if the difference between Final 2008 Adjusted EBIT and Buyer’s calculation of 2008 Adjusted EBIT as set forth in the Preliminary Statement is less than the difference between Final 2008 Adjusted EBIT and Thales’ calculation of 2008 Adjusted EBIT delivered pursuant to this Section 1.7(c), and (iii) by Buyer, on the one hand, and Thales, on the other hand, on an equal basis if the difference between Final 2008 Adjusted EBIT and Buyer’s calculation of 2008 Adjusted EBIT as set forth in the Preliminary Statement is equal to the difference between Final 2008 Adjusted EBIT and Thales’ calculation of 2008 Adjusted EBIT delivered pursuant to this Section 1.7(c). If either Thales or Buyer fails to submit a statement regarding any disputed items under this Section 1.7(c) submitted to the Neutral Arbitrator within the time determined by the Neutral Arbitrator or otherwise fails to give the Neutral Arbitrator access as reasonably requested, then the Neutral Arbitrator shall render a decision based solely on the evidence timely submitted and the access afforded to the Neutral Arbitrator by Buyer and Thales.

     Section 1.8. Sellers’ Representative.
          (a) For the purpose of paragraph (b) below, each Seller hereby irrevocably constitutes and appoints Thales (the “Sellers’ Representative”) as its true and lawful agent and attorney-in-fact.
          (b) The Sellers’ Representative shall have full power and authority, on behalf of Sellers, following the Closing, to control, and resolve all disputes concerning matters described in this Article I and in Article IX. In furtherance of the foregoing and with respect to such matters, the Sellers’ Representative shall have the power to enter into any agreement in connection therewith, to exercise all or any of the powers, authority and discretion conferred upon it under this Agreement or any other such agreement related hereto, to waive any terms and conditions of this Agreement or any other such agreement, to give and receive notices on behalf of Sellers and to be Sellers’ exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to the matters arising under this Article I or Article IX.
          (c) Buyer and its Affiliates shall be entitled to rely on any and all action taken by the Sellers’ Representative under this Agreement or any other agreement with respect to the matters described above without any liability to, or obligation to inquire of, any Seller notwithstanding any knowledge on the part of Buyer or its Affiliates of any dispute or disagreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Sellers as of the date hereof the following matters:
     Section 2.1. Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Buyer has full corporate power and authority to enter into this Agreement and any other agreements and instruments contemplated by this Agreement (the “Transaction Documents”) and to perform the transactions contemplated hereunder and thereunder.
     Section 2.2. Authorization; Validity of Agreement. The execution, delivery and performance by such Buyer of this Agreement and the Transaction Documents and the consummation by such Buyer of the transactions contemplated hereby and thereby are within the powers of such Buyer and have been duly authorized by all necessary corporate or other action of such Seller. This Agreement has been, and the Transaction Documents to be executed and delivered by such Buyer at Closing will be, duly and validly executed and delivered by such Buyer and constitutes (or, with respect to the Transaction Documents, will constitute at Closing) the valid and binding obligations of such Seller, enforceable against such Buyer in accordance with their terms. A certified copy of resolutions of the Board of Directors of such Buyer, authorizing the execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, has previously been delivered to Sellers.

     Section 2.3. No Violations; Consents and Approvals.
          (a) Neither the execution, delivery and performance of this Agreement and the Transaction Documents by Buyer nor the consummation by Buyer of the transactions contemplated hereby or thereby will (i) violate any provision of the Organizational Documents of Buyer, or (ii) conflict with or violate any Laws applicable to Buyer, or the properties or the assets of Buyer.
          (b) No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement or the Transaction Documents by Buyer or the consummation by Buyer of the transactions contemplated hereby or thereby, except for (i) such filings, authorizations or approvals as may be required under any Competition Laws, rules or regulations, (ii) the filing by the Buyer of any of its periodic reports under the Exchange Act with the U.S. Securities and Exchange Commission to satisfy its disclosure obligations under the United States securities laws, or (iii) other such filings under U.S. securities laws subsequent to Closing.
     Section 2.4. Brokers, Finders and Agents. Except for UBS, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer. Buyer shall be solely responsible for the fees and expenses of UBS.
     Section 2.5. Availability of Funds. Buyer has entered into financing agreements which will, together with Buyer’s cash on hand, provide sufficient funds to consummate the transactions contemplated hereby. Buyer has provided to Sellers copies of executed financing agreements and all other financing documentation necessary for the payment by Buyer of the Purchase Price as provided under Section 1.6 or otherwise relating to the transactions contemplated hereby.
     Section 2.6. Absence of Litigation. There are no litigation, actions, suits, investigations, claims or proceedings pending against or affecting Buyer or any of its Affiliates that, if adversely determined, would reasonably be expected to result in a material adverse effect on the enforceability of Buyer’s obligations under this Agreement or the Transaction Documents or Buyer’s ability to perform its obligations under this Agreement or the Transaction Documents in a timely manner or to consummate the transactions contemplated by this Agreement or the Transaction Documents.
     Section 2.7. Securities Laws. Buyer understands and acknowledges that the Transferred Shares have not been registered and will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”) and will be “restricted securities” thereunder, subject to legal restriction on transfer. The Transferred Shares are being purchased for Buyer’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act and the rules and regulations promulgated thereunder. Buyer is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, and has sufficient business and financial knowledge and experience to protect its own interests and to evaluate the merits and risks in connection with the purchase of the Transferred Shares. At no time was Buyer presented with or solicited by any publicly issued or circulated newspaper, electronic or other mail, radio, television, internet or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Transferred Shares.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Except as set forth in the disclosure letter delivered by Sellers to Buyer upon the execution and delivery of this Agreement (the “Sellers’ Disclosure Letter”) (the reference to each Section of this Agreement in the Sellers’ Disclosure Letter is made for convenience only and each matter fairly disclosed shall operate as an exception to each of the representations and warranties to or in respect of which it is reasonably apparent on its face), Sellers hereby represent and warrant to Buyer as of the date hereof the following matters:
     Section 3.1. Organization.
          (a) Such Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and is not in material violation of its Organizational Documents. Such Seller has full corporate power and authority to enter into this Agreement and the Transaction Documents and to perform the transactions contemplated hereunder and thereunder.
          (b) Each Company and Company Subsidiary is duly organized and validly existing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power to carry out its business as currently conducted. A copy of each Company’s and Company Subsidiary’s Organizational Documents is provided under Section 3.1(b) of the Sellers’ Disclosure Letter, and no Company or Company Subsidiary is in violation of its Organizational Documents. Each Company and Company Subsidiary has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. Each Company and Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character of the property owned, operated or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.
     (c) At the Closing Date, no Company shall directly or indirectly own any capital stock of or other equity interests in any corporation, partnership, or other Person, or shall be a member of or a participant in any partnership, joint venture, or similar enterprise, except that Thales e-Transactions France shall own all of the issued and outstanding capital stock of the

Company Subsidiaries. At the Closing Date, no Company Subsidiary shall directly or indirectly own any capital stock of or other equity interests in any corporation, partnership, or other Person, or shall be a member of or a participant in any partnership, joint venture or similar enterprise.
     Section 3.2. Capitalization.
          (a) Set forth on Section 3.2 of the Sellers’ Disclosure Letter is the jurisdiction of incorporation and the number of issued and outstanding shares of each Company and Company Subsidiary, and there are no other authorized, issued or outstanding shares of capital stock, or securities convertible into or exercisable or exchangeable for capital stock, of any such Company or Company Subsidiary. All issued and outstanding shares of each Company’s and Company Subsidiary’s capital stock have been duly authorized and validly issued, are fully paid and non-assessable, are free of preemptive rights or similar rights, with no personal liability attaching to the ownership thereof, and are owned free and clear of any Liens by Sellers or, in the case of the Company Subsidiaries, by the Companies. There are no commitments, plans, benefits or obligations providing for the issuance of any additional shares of capital stock, or securities convertible into or exercisable or exchangeable for capital stock, of the Companies or the Company Subsidiaries (with or without voting rights).
          (b) Except as set forth on Section 3.2 of the Sellers’ Disclosure Letter, Thales is the sole beneficial and record holder of all issued and outstanding shares of capital stock of Thales E-Transactions España, Thales Germany, Thales UK, and Thales e-Transactions France, and:
          (i) Thales e-Transactions France is the sole beneficial and record holder of all issued and outstanding shares of capital stock of Wynid, and Thales E-Transactions Sweden;
          (ii) Thales Germany is the sole beneficial and record holder of all issued and outstanding shares of capital stock of Thales e-Transactions Germany; and
          (iii) Thales UK is the sole beneficial and record holder of all issued and outstanding shares of capital stock of Thales e-Transactions UK.
     Section 3.3. Authorization; Validity of Agreement. The execution, delivery and performance by such Seller of this Agreement and the Transaction Documents and the consummation by such Seller of the transactions contemplated hereby and thereby are within the powers of such Seller and have been duly authorized by all necessary corporate or other action of such Seller. This Agreement has been, and the Transaction Documents to be executed and delivered by such Seller at Closing will be, duly and validly executed and delivered by such Seller and constitutes (or, with respect to the Transaction Documents, will constitute at Closing) the valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms. A certified copy of resolutions of the Board of Directors of such Seller, authorizing the execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, has previously been delivered to Buyer.

     Section 3.4. No Violations; Consents and Approvals.
          (a) Neither the execution, delivery and performance of this Agreement and the Transaction Documents by such Seller nor the consummation by such Seller of the transactions contemplated hereby or thereby will (i) violate any provision of the Organizational Documents of such Seller or any Company or Company Subsidiary, as applicable, (ii) except as set forth in Section 3.4(a) of the Sellers’ Disclosure Letter, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation, modification or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of any Company or Company Subsidiary under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, Collective Bargaining Agreement, agreement or other instrument or obligation to which any Company or Company Subsidiary is a party or by which it or its assets or properties may be bound, or (iii) conflict with or violate any Laws applicable to such Seller or any Company or Company Subsidiary, or the properties or the assets of such Seller or any Company or Company Subsidiary.
          (b) Except as disclosed in Section 3.4(b) of the Sellers’ Disclosure Letter, no material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement or the Transaction Documents by such Seller or the consummation by such Seller of the transactions contemplated hereby or thereby, except for (i) such filings, authorizations or approvals as may be required under any Competition Laws, rules or regulations, or (ii) compliance with any applicable EC Merger Regulations.
     Section 3.5. Financial Statements.
          (a) Except as disclosed in Section 3.5(a) of the Sellers’ Disclosure Letter, Ernst & Young is an independent public accounting firm with respect to Sellers and the Companies and Company Subsidiaries and has not resigned or been dismissed as independent public accountants of Thales.
          (b) The audited statutory financial statements of each Company (including each Company Subsidiary), including the related notes, where applicable, for the three-year period ended December 31, 2006, (each “2006 Company Statutory Accounts”) provided in Section 3.5(b) of the Sellers’ Disclosure Letter, have been prepared in accordance with the relevant Company Accounting Standards using the Company Accounting Principles, and fairly present, in all material respects, the financial position and results of operations of each Company as of December 31, 2006. As of the Closing Date, the 2007 Financial Statements (as defined herein) included in the Closing Audit Report will be prepared in accordance with the IFRS using the Company Accounting Principles, and will fairly present, in all material respects, the financial position and results of operations of the Companies on a combined basis as of December 31,

2007. The reserves provided for in the balance sheets of the Companies and Company Subsidiaries included in the relevant 2006 Company Statutory Accounts with respect to any retirement liabilities under the Employee Benefits, other than as relate to operations of the Companies and the Company Subsidiaries in the United Kingdom, are in compliance with the relevant Company Accounting Standards using the Company Accounting Principles, and, with respect to the 2007 Financial Statements, will be in accordance with the IFRS using the Company Accounting Principles.
          (c) The unaudited combined financial information of the Companies as of and for the three-year period ended December 31, 2006, together with the accompanying report prepared by PricewaterhouseCoopers (the “Combined Financial Information”) provided in Section 3.5(c) of the Sellers’ Disclosure Letter, (i) have been prepared in accordance with IFRS using the Companies Accounting Principles, and (ii) fairly present, in all material respects, the combined financial position and the combined results of operations of the Companies and Company Subsidiaries (in each case in clauses (i) and (ii), with certain qualifications and exceptions as stated in the accompanying report prepared by PricewaterhouseCoopers).
          (d) Each Company and Company Subsidiary maintains (i) accurate books and records in accordance with applicable legal and accounting requirements reflecting in all material respects its assets and liabilities and results of operations, and (ii) reasonable internal controls taking into account its stage of development and pursuant to procedures consistent in all material respects with relevant standards and commercially reasonable practice in its respective jurisdiction and in accordance with regulatory and stock exchange standards applicable to the Thales Group. The Thales Group applies the internal control principles laid down in the American framework (Committee of Sponsoring Organizations of the Treadway Commission) and the professional standards of IIA (Institute of Internal Auditors) and its French affiliate IFACI (Institut Français de l’Audit et du Contrôle Interne).
     Section 3.6. Absence of Certain Changes.
          (a) Except as disclosed in Section 3.6(a) of the Sellers’ Disclosure Letter, since December 31, 2006, (i) each Company and Company Subsidiary has conducted its business in the ordinary course consistent with past practice, other than as would not result in a Material Adverse Effect, (ii) there has not occurred or continued to exist any event, occurrence, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or is reasonably likely to have or result in, a Material Adverse Effect, and (iii) no Company or Company Subsidiary, or any Seller on behalf of any Company, has taken any action that if taken after the date of this Agreement would constitute a violation of Section 4.1.
          (b) Except as disclosed in Section 3.6(b) of the Sellers’ Disclosure Letter, since December 31, 2006, no Company or Company Subsidiary has (i) increased or agreed to increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2006 (which amounts have been previously disclosed to Buyer) other than in the ordinary course of business consistent with past practices, granted any severance or termination pay (other than in the ordinary course pursuant to pre-existing plans or arrangements), entered into any contract to make or grant any severance or termination pay, entered into or made any loans to any of its officers, directors, employees, Affiliates, agents or consultants or made any change in its borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to an employee benefit plan or otherwise, or granted, issued, accelerated, paid, accrued or agreed to pay or make any accrual or arrangement for payment of salary or other payments or benefits pursuant to, or adopt or amend, any new or existing benefit plan, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its capital stock (other than to a Company or Company Subsidiary), (iii) effected or authorized any split, combination or reclassification of any of its capital stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) except for the audit preparation in accordance with US GAAP in anticipation of effecting the transactions contemplated by this Agreement, changed, or has knowledge of any reason that would have required or would require changing, any accounting methods (or underlying assumptions), principles or practices of such Company or Company Subsidiary, including any reserving, renewal or residual method, practice or policy, (v) made any Tax election or settled or compromised any income Tax liability, (vi) made any change in its policies and procedures in connection with trading activities, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (viii) sold, leased, exchanged, transferred or otherwise disposed of any Company Assets other than in the ordinary course consistent with past practices, (ix) revalued any of its Assets, including writing down the value of any of its Assets or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices, or (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.
     Section 3.7. Absence of Undisclosed Liabilities. As of December 31, 2006, to the knowledge of Sellers, except (a) as and to the extent reflected or reserved against in the 2006 Company Statutory Accounts, or (b) as and to the extent disclosed in Section 3.7 of the Sellers’ Disclosure Letter, no Company or Company Subsidiary as of that date has any undisclosed liabilities or obligations (accrued, contingent or otherwise) that would exceed the General Deductible or Tax Deductible (as defined hereinafter) and which should have been accounted for as a liability in the balance sheets included in the 2006 Company Statutory Accounts in accordance with the applicable Company Accounting Standards using Company Accounting Principles consistent with past practices. Except as set forth in the 2006 Company Statutory Accounts or in Section 3.7 of the Sellers’ Disclosure Letter, since December 31, 2006, to the knowledge of Sellers, neither the Companies nor the Company Subsidiaries have incurred any liabilities or obligations (accrued, contingent or otherwise) that should have been accounted for as a liability in the balance sheet included in the 2006 Company Statutory Accounts in accordance with Applicable Company Accounting Standards using Company Accounting Principles consistent with past practice, except for (i) liabilities or obligations incurred in the ordinary course of business (including under contracts entered into in the ordinary course of business) that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect, (ii) liabilities in respect of Litigation (which are the subject of Section 3.8), (iii) liabilities in respect of Taxes (which are the subject of Section 3.11) and (iv) liabilities under Environmental Laws (which are the subject of Section 3.13). Neither the Company nor any Company Subsidiary is in default in respect of the terms and conditions of any indebtedness which individually or in the aggregate has had, or would be reasonably likely to have or result in, a Material Adverse Effect.

     Section 3.8. Litigation; Compliance with Law. Except as set forth in Section 3.8 of the Sellers’ Disclosure Letter, and except for Taxes (which are the subject of Section 3.11) and Environmental Laws (which are the subject of Section 3.13):
          (a) (i) there is no Litigation pending or, to the knowledge of Sellers, there is no material Litigation threatened in writing against, relating to or naming as a Party thereto any Company, any Company Subsidiary, any of their respective properties or assets or any of the Companies’ or any of the Company Subsidiaries’ officers or directors (in their capacities as such), (ii) there is no Litigation pending or, to the knowledge of Sellers, threatened in writing which seeks to restrain, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement, (iii) there is no agreement, order, judgment, decree, injunction or award of any Governmental Authority against and/or binding upon Sellers, the Companies, the Company Subsidiaries or any of Sellers’, the Companies’ or the Company Subsidiaries’ officers or directors (in their capacities as such) that would be reasonably expected to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement or that individually or in the aggregate has had, or would be reasonably likely to have or result in, a Material Adverse Effect, and (iv) there is no Litigation that involves any of the Companies or the Company Subsidiaries and that is pending against other parties.
          (b) the Companies and the Company Subsidiaries have complied, and are in compliance, in all material respects, with all Laws and Company Permits which affect the respective businesses of the Companies and the Company Subsidiaries, the Real Property and/or the Assets, and neither the Companies nor the Company Subsidiaries have been in, nor are, in all material respects, in violation of any such Law or Permit; nor has any notice, charge, claim or action been received by the Companies or the Company Subsidiaries, or by Sellers on behalf of any of the Companies or Company Subsidiaries, or been filed, commenced, or, to the knowledge of Sellers, threatened against any of the Companies or Company Subsidiaries alleging any violation of the foregoing.
          (c) To the knowledge of Sellers, the Companies and the Company Subsidiaries hold all licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Authorities or other Persons necessary for the ownership, leasing, operation, occupancy and use of the Real Property, the Company Assets and the conduct of the Companies’ and the Company Subsidiaries’ business as currently conducted (collectively, the “Company Permits”), except where the failure to hold such Company Permits individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect. None of the Companies or the Company Subsidiaries, or Sellers on behalf of any of the Companies or Company Subsidiaries, has received notice that any Company Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and Sellers have no knowledge of any reasonable basis for any such termination, modification or nonrenewal. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate, in any material respect, any Company Permit, or result in any termination, modification or nonrenewal thereof.

     Section 3.9. Intellectual Property.
          (a) For purposes of this Agreement, the term “Intellectual Property” means any and all (i) trademarks, service marks, brand names, Internet domain names, uniform resource locators, logos, symbols, trade dress, trade names, and other indicia of source of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions, discoveries, trade secrets and know-how, whether patentable or not, and all patents, registrations, invention disclosures and applications therefore, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) published and unpublished works of authorship, whether copyrightable or not (including databases, software and other compilations of information), copyrights therein and thereto, and registrations and applications therefore, and all renewals, extensions, restorations and reversions thereof; and (iv) all other intellectual property or proprietary rights, in each of cases clauses (i) to (iv) inclusive, whether registered, unregistered or capable of registration.
          (b) Except as set forth in Section 3.9 of the Sellers’ Disclosure Letter or as individually or in the aggregate would not be reasonably likely to have or result in, a Material Adverse Effect:
          (i) the Companies and the Company Subsidiaries own Intellectual Property or possess adequate licenses or other legal rights to use all Intellectual Property owned by Sellers and used in the present conduct of the businesses of the Companies and the Company Subsidiaries (collectively, the “Company IP Rights”) free and clear of all Liens, or possess valid and subsisting licenses or other legal rights to use all Intellectual Property owned by a third party used in the present conduct of the businesses of the Companies and the Company Subsidiaries (“Company Licensed IP”);
          (ii) no settlement agreements, consents, judgments, orders, forbearances to sue or similar obligations limit or restrict the Companies’ or the Company Subsidiaries’ rights in and to any Company IP Rights, other than the granting of a license or a covenant not to sue;
          (iii) to the knowledge of Sellers, the conduct of the business of the Companies and the Company Subsidiaries does not infringe, misappropriate, dilute or otherwise violate any third party’s Intellectual Property;
          (iv) to the knowledge of Sellers, no third party is infringing, misappropriating, diluting or otherwise violating any Company IP Rights;
          (v) no current or former employee, officer, director, consultant, agent, contractor or representative of Sellers, the Companies or the Company Subsidiaries has an interest, or to the knowledge of Sellers, claims an interest or has any basis to make such a claim, in or to any Company IP Rights; and
          (vi) the consummation of the transactions as specified herein will not result in the loss or impairment of the Companies’ nor the Company Subsidiaries’ rights to own or use any of the Company IP Rights or use any Company Licensed IP nor will such consummation require the consent of any third party in respect of any such Company IP Rights.
          (c) Section 3.9(c) of the Sellers’ Disclosure Letter lists all license agreements (except for licenses commonly available for “off the shelf” computer software) pursuant to which any of the Companies or a Company Subsidiary licenses or grants any Company IP Rights or is licensed any Company Licensed IP used in the conduct of the e-Transactions Business as presently conducted. No party to any such license agreements, nor to licenses for commonly available “off the shelf” computer software used by any of the Companies or the Company Subsidiaries, has materially breached any such license agreements.
          (d) Section 3.9(d) of the Sellers’ Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of all Company IP Rights that are the subject of an application or registration (the “Scheduled Company IP”). Seller, a Seller’s Affiliate, a Company or a Company Subsidiary is the owner of each item of Scheduled Company IP free and clear of all Liens, except as listed in Section 3.9(b)(i) of the Sellers’ Disclosure Letter, and, at Closing, a Company or Company Subsidiary shall be the owner of the Scheduled Company IP which are part of the Specific IP, free and clear of all liens except as listed in Section 3.9(b)(i) of the Sellers’ Disclosure Letter. All application, renewal and maintenance fees in relation to all Scheduled Company IP have been paid to date and all Scheduled Company IP, is to the knowledge of Sellers, valid and subsisting.
          (e) The Companies have taken reasonable steps to protect and preserve the confidentiality of the Companies’ and Company Subsidiaries’ know-how and trade secrets.
          (f) Except for Intellectual Property to be transferred under Section 3.9(a) and as contemplated in the License Agreement, Name Agreement or Transitional Services Agreement, no member of the Thales Group owns any Intellectual Property used exclusively in the e-Transactions Business.
     Section 3.10. Material Contracts.
          (a) Section 3.10 of the Sellers’ Disclosure Letter contains a list of the following material contracts to which the Companies are parties: (i) each employment agreement currently in effect with any employee providing for (A) annual compensation of such employee of US$150,000 or (B) termination indemnities in excess of US$250,000 to the extent such termination indemnities are beyond mandatory provisions of applicable Laws or applicable Collective Bargaining Agreements in the relevant jurisdictions, (ii) each employment or consultant agreement which, upon the consummation of the transaction contemplated by this Agreement, and due to such consummation, will result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from any of the Companies or any Company Subsidiary to any officer, director, consultant or employee of any of the foregoing, (iii) each agreement which involves the purchase or the sale of goods or rendering of services and involves aggregate payments by any of the Companies or the Company Subsidiaries in excess of US$150,000 and is not terminable by any of the Companies or a Company Subsidiary, as the case may be, within less than twelve (12) months of applicable notice or without termination penalties, (iv) each agreement which by its terms materially restrains, limits or impedes the Companies’ or the Company Subsidiaries’ ability to compete, including geographic limitations, on activities with respect to any line of business, (v) each agreement between any of the Companies or the Company Subsidiaries and any of its respective officers, directors or principals (or any such Person’s Affiliates), (vi) each material joint venture agreement, joint operating agreement, partnership agreement or other similar contract or agreement involving a sharing of profits and expenses, (vii) each agreement governing the terms of indebtedness or any other obligation of third parties owed to the Companies or a Company Subsidiary involving potential expenditure to the Companies or Company Subsidiaries of more than US$200,000 in the aggregate, other than (y) receivables arising from the sale of goods or services, or (z) loans or advances made to employees of the Companies or a Company Subsidiary, by any of the Companies or a Company Subsidiary in the ordinary course of business consistent with past practice, (viii) each agreement which is an agreement governing the terms of indebtedness or any other obligation of third parties owed by or guaranteed by any of the Companies or a Company Subsidiaries involving potential expenditure to the Companies or Company Subsidiaries of more than US$200,000 in the aggregate, (ix) which is an agreement with a third party customer or supplier that contains a “most favored nation” provision to the benefit of such customer or supplier, (x) which contains non-competition covenants by any employee in favor of the Company or the Company Subsidiaries which is material to the Companies and the Company Subsidiaries taken as a whole, (xi) any license, contract or agreement which transfers any rights under, or authorizes use of, the Company IP Rights to any Persons other than the Companies, other than licenses or rights to use granted in customer and contract manufacturing agreements, the main purpose of which is the sale of products and services or the manufacture for the Companies or Company Subsidiaries of products, and not the granting of intellectual and industrial property rights (the items described in clauses (i) through (xi) being herein collectively referred to as the “Material Contracts”).
          (b) Except as set forth in Section 3.10 of the Sellers’ Disclosure Letter, or as would not result in a Material Adverse Effect, (i) each Material Contract is valid and binding, in full force and effect and enforceable in accordance with its respective terms, (ii) the applicable Company or Company Subsidiary has performed all obligations required to be performed by it under each Company Material Contract, and (iii) no event or condition exists or has occurred which violates, conflicts with, results in a breach of any provision of or the loss of any benefit under, constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) on the part of the applicable Company or Company Subsidiary under, results in the termination of or a right of termination or cancellation on the part of any counterparty under, accelerates any indebtedness payable by the applicable Company or Company Subsidiary, or results in the creation of any Lien (other then Permitted Liens) upon any of the assets of any of the Companies or Company Subsidiaries under any such Company Material Contract.
     Section 3.11. Taxes. Except as set forth in Section 3.11 of Sellers’ Disclosure Letter:
          (a) The Companies and the Company Subsidiaries have filed with the appropriate Governmental Authorities all Tax Returns required by applicable Laws to be filed by them and all such Tax Returns correctly reflected the Tax liabilities required to be reflected thereon. The Companies and the Company Subsidiaries have complied with all Laws relating to the determination, payment and collection of Taxes. All Taxes due and payable for the period up to and including the Closing Date owed by any of the Companies or Company Subsidiaries

(whether or not shown on any Tax Return) or to which any of the Companies or the Company Subsidiaries may be liable under applicable Laws by virtue of having been a member of any affiliated group (or other group filing on a combined or unitary basis) at any time on or prior to the Closing Date, if required to have been paid, have been paid (except for Taxes which are being contested in good faith and for which appropriate reserves have been established on the financial statements of the Companies or the Company Subsidiaries delivered hereunder). The charges, accruals and reserves for Taxes with respect to the Companies or the Company Subsidiaries reflected in the balance sheets included in the 2006 Company Statutory Accounts are adequate under the Company Accounting Standards using the Company Accounting Principles. None of the Companies or Company Subsidiaries are party to any material action or proceeding by any Governmental Authority for assessment and collection of Taxes, nor have any of them received notice of any claim for such assessment and collection of Taxes. The Companies and Company Subsidiaries have withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.
          (b) None of the Companies or Company Subsidiaries is a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters.
          (c) (i) None of the Companies or Company Subsidiaries have entered into an agreement or waiver extending any statute of limitations relating to the payment, assessment or collection of Taxes, (ii) there are no outstanding requests for an extension of time within which to pay any Tax or file any Return, and (iii) no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of any Company or Company Subsidiary.
          (d) There are no Liens for Taxes on any asset of the Companies or the Company Subsidiaries, except for Permitted Liens.
          (e) None of the Companies or Company Subsidiaries is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement issued by or concluded with any Governmental Authority for assessment and collection of Taxes.
          (f) Sellers have made available to the Company correct and complete copies of (i) all material Tax Returns of the Companies and the Company Subsidiaries relating to taxable periods ending since December 31, 2005, in all relevant jurisdictions, filed through the date hereof, and Sellers will make available to the Company, on or before Closing Date, a schedule of all Tax Returns filed by the Companies and Company Subsidiaries in all jurisdictions with respect to which the statute of limitations has not yet expired, and (ii) any audit report within the last three years relating to any material Taxes due from or with respect to the Companies or the Company Subsidiaries.
          (g) All transactions between Sellers, the Companies and/or any of the Company Subsidiaries and any Affiliate have been conducted at an arm’s-length prices.

          (h) None of the Companies or the Company Subsidiaries has a permanent establishment outside of the jurisdiction in which it was formed.
          (i) No Tax will be due by the Company or Companies Subsidiaries, or Buyer as purchaser thereof, in any jurisdiction in which a Company or Companies Subsidiary operates, upon the sale of Transferred Shares.
     Section 3.12. Assets. Except as set forth in Section 3.12 of the Sellers’ Disclosure Letter, the Companies and Company Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of their respective properties and assets (real, personal or mixed, tangible or intangible) (collectively, the “Assets”). The Companies and Company Subsidiaries have valid title to, or in the case of leased property have valid leasehold interests in, all such Assets, including all such Assets reflected in the respective 2006 Company Statutory Accounts or acquired since the date thereof (except as may have been disposed of since December 31, 2006 or may be disposed of after the date of this Agreement in accordance with this Agreement in either case in the ordinary course of business consistent with past practice), in each case, except as set forth in Section 3.12 of the Sellers’ Disclosure Letter, free and clear of any Liens, except Permitted Liens. All properties and assets (including the Real Property) reflected in the 2006 Company Statutory Accounts, taken as a whole, had a fair market value at least equal to the value thereof as reflected therein, determined applying the Companies Accounting Standards, as of the date of the 2006 Company Statutory Accounts. Section 3.12 of the Sellers’ Disclosure Letter sets forth all appraisals of the material tangible properties and assets of the Companies or the Company Subsidiaries received within the last three (3) years. Other than as would not result in a Material Adverse Effect, the Company Assets constitute assets sufficient to operate the e-Transactions Business in substantially the same manner as currently conducted.
     Section 3.13. Environmental Matters. Except as set forth in Section 3.13 of the Sellers’ Disclosure Letter, other than as would not result in a Material Adverse Effect:
          (a) To the knowledge of Sellers, each of the Companies and Company Subsidiaries is in compliance with all applicable Environmental Laws (which compliance includes the possession by the Companies and Company Subsidiaries of all permits and other authorizations of Governmental Entities required under applicable Environmental Laws (“Environmental Permits”), and compliance with the terms and conditions thereof);
          (b) To the knowledge of Sellers, no work or expenditure is required to obtain, retain or secure compliance with any permits or other authorizations required under Environmental Laws or otherwise to comply with Environmental Laws. No proceedings or other actions are pending or threatened in writing and no notices have been received by any of the Companies or Company Subsidiaries relating to the possible violation, termination, modification, suspension or cancellation of any such Environmental Permit or other authorizations;
          (c) There is no Environmental Claim pending or, to the knowledge of the Sellers, threatened in writing against any of the Companies or Company Subsidiaries or against any Person whose liability for any Environmental Claim any of the Companies or Company Subsidiaries has or may have retained or assumed either contractually or by operation of Law except for such Environmental Claims; and

          (d) There is no Cleanup being conducted or planned by the Companies and the Company Subsidiaries at any property currently or formerly owned or operated by any of the Companies or Company Subsidiaries.
     Section 3.14. Real Property.
          (a) The Company and the Companies Subsidiaries do not own real property or any interests in real property. Except as set forth on Section 3.14 of the Sellers’ Disclosure Letter, each of the real property leases, subleases, licenses and use or occupancy agreements pursuant to which the Company or any of the Company Subsidiaries is the lessee, sublessee, licensee, user, operator or occupant of real property, or interests therein (the “Leases”) grants the lessee under the Lease the exclusive right to use and occupy the leased premises and rights demised thereunder free and clear of any Lien other than Permitted Liens. Each of the Company and the Company Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Leases free and clear of any Liens other than Permitted Liens.
          (b) Except as set forth on Section 3.14 of the Sellers’ Disclosure Letter, the real property leased pursuant to the Leases (the “Leased Real Property”) constitutes all the leasehold and other interests in real property held by the Company and the Company Subsidiaries, and constitutes all of the leasehold and other interests in real property, necessary for the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted. Other than as would not result in a Material Adverse Effect, (i) the use and operation of the Leased Real Property in the conduct of the business of the Company and the Company Subsidiaries does not violate any instrument of record or agreement affecting the Real Property, and (ii) no current use by the Companies or the Company Subsidiaries of the Leased Real Property is dependent on an approval of a Governmental Authority.
     Section 3.15. Insurance. Section 3.15 of the Sellers’ Disclosure Letter contains a complete and correct list and summary description of all material insurance policies maintained by or on behalf of any of the Companies and the Company Subsidiaries as of the date of this Agreement. Such policies are, and at the Closing policies or replacement policies having substantially similar coverages will be, in full force and effect, and all premiums due thereon have been or will be paid. The Companies and the Company Subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is reasonably suitable for the business and operations of the Companies and the Company Subsidiaries.
     Section 3.16. Employee Benefits. Section 3.16 of the Sellers’ Disclosure Letter contains a list identifying by Company or Company Subsidiary (i) any employee benefit plans, including benefit plans, under which any employee has any rights to benefits, other than governmentally administered plans or plans under relevant Collective Bargaining Agreements or similar instruments in the relevant jurisdictions and (ii) any individual contract provisions granting to an employee benefits exceeding or different than those granted under the employee benefit plans referred to under the preceding clause (i) (clauses (i) and (ii) together being referred to as “Employee Benefits”). All Collective Bargaining Agreements and Employee Benefits have been entered into in accordance with applicable Laws in all material respects.

     Section 3.17. Labor Matters.
          (a) Except as set forth in Section 3.17(a) of the Sellers’ Disclosure Letter, (i) none of the Companies or Company Subsidiaries are a party to or bound by a Collective Bargaining Agreement, and no such agreement is currently being negotiated; (ii) there are no Collective Bargaining Agreements or arrangements (including “accords collectifs d’entreprise ou d’établissement”) that pertain to any of the employees of any of the Companies or Company Subsidiaries and no such agreement is currently being negotiated and (iii) since January 1, 2004, no labor dispute, strike, slowdown, picketing, work stoppage, lockout or other collective labor action against or affecting the Companies or the Company Subsidiaries has occurred or is in progress or, to the knowledge of Sellers, has been threatened in writing against the Companies or Company Subsidiaries.
          (b) Except as set forth in Section 3.17(b) of the Sellers’ Disclosure Letter, the Companies and Company Subsidiaries: (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, immigration, wages and hours, employment standards, data protection and privacy, human rights, occupational health and safety, workers’ compensations, pay equity and labor relations, and is not engaged in any unfair labor practices; (ii) have withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to employees; (iii) are not liable in any material respect for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; (iv) are not liable for any payment to any fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice); and (v) have properly classified all employees for overtime purposes and have properly classified all independent contractors.
     (c) Except as set forth in Section 3.17(c) of the Sellers’ Disclosure Letter, (i) there are no actions, suits, claims, labor disputes, grievances or controversies, pending or, to the knowledge of Sellers, threatened against or involving the Companies and the Company Subsidiaries and any of their respective employees or former employees; (ii) there are no complaints, charges, lawsuits, arbitrations or other proceedings pending or, to the knowledge of the Sellers, threatened by or on behalf of any present or former employee of the Companies or Company Subsidiaries alleging any claim for damages including breach of any express or implied contract of employment, wrongful termination, infliction of emotional distress or violation of any Law concerning terms and conditions of employment, including wages and hours, employee safety, termination of employment or workplace discrimination and harassment and (iii) to the knowledge of Sellers, no employee of the Companies or Company Subsidiaries has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by any of the Companies or Company Subsidiaries and disclosing to the Companies or Company Subsidiaries, or using, confidential or propriety information of any other Person.
     (d) Section 3.17(d) of the Sellers’ Disclosure Letter contains a complete and correct list of the names of all directors, officers and employees of the Companies and Company

Subsidiaries, together with (i) such Person’s position or function, annual base salary or wages, and (ii) any incentives or bonus arrangement with respect to such Persons.
          (e) Except as set forth in Section 3.17(e) of the Sellers’ Disclosure Letter, there are no personnel manuals, handbooks, policies, rules or procedures applicable to employees of any of the Companies or Company Subsidiaries, and Sellers have made available to Buyer true, complete and correct copies of each of such document.
          (f) Except as set forth in Section 3.17(f) of the Sellers’ Disclosure Letter, Sellers have no knowledge that any current employee of any of the Companies or Company Subsidiaries listed on Section 3.17(f) of the Sellers’ Disclosure Letter (the “Key Employees”) intends to terminate his or her employment.
     Section 3.18. Affiliate Transactions. Sections 3.18(i) and (ii) of the Sellers’ Disclosure Letter collectively contain a complete and correct list of all material agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, between the Companies and the Company Subsidiaries, on the one hand, and any of their Affiliates (other than Sellers or any of its other direct or indirect wholly owned Subsidiaries), on the other hand, that (a) are currently pending, in effect or have been in effect at any time since December 31, 2006 or (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the Companies and the Company Subsidiaries, taken as a whole.
     Section 3.19. OFAC. Except as set forth in Section 3.19 of the Sellers’ Disclosure Letter, none of the Companies or Company Subsidiaries, nor any of their respective directors, officers, employees, Affiliates, customers, distributors or manufacturers, to Sellers’ knowledge, is a Person with whom transactions are currently prohibited under any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) or equivalent European Union measure.
     Section 3.20. Brokers. Except for Citigroup N.A., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers, the Companies or the Company Subsidiaries. Sellers are solely responsible for the fees and expenses of Citigroup N.A.
     Section 3.21. Absence of Certain Commercial Practices. Thales (a) has implemented internal rules of conduct which comply with the requirements of the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions adopted in Paris on December 17, 1997 by the Organization for Economic Cooperation and Development, as implemented in Section 435-3 of the French Criminal Code and (b) has taken reasonable steps, including the establishment and maintenance of proper systems of control aimed at preventing any payments being made by or on its behalf which contravene these rules of conduct, including by ensuring that remuneration of agents, consultants or other third party representatives is appropriate and for legitimate services only.

     Section 3.22. Product Liability. There is no pending or, to the knowledge of the Sellers, threatened Litigation under or based upon any warranty relating to any product, system, program, Intellectual Property or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Companies or Company Subsidiaries or any services performed by any of the Companies or Company Subsidiaries, in each case other than as would not have a Material Adverse Effect.
ARTICLE IV
COVENANTS OF SELLERS
     Section 4.1. Interim Operations of the Companies and Company Subsidiaries. Sellers covenant and agree that during the period from the date of this Agreement until the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, except as (x) expressly contemplated by this Agreement, (y) required by applicable Law, or (z) consented to by Buyer after the date of this Agreement and prior to the Closing Date, which consent shall not be unreasonably withheld and in such case shall be granted within five (5) Business Days of receipt of a written request from a Seller (after which time any lack of response from Buyer on such request shall constitute consent thereto), Sellers shall ensure that:
          (a) the business of the Companies and the Company Subsidiaries shall be conducted only in the ordinary course consistent with past practices, and Sellers shall use their respective commercially reasonable efforts to preserve intact the business organization of the Companies and the Company Subsidiaries;
          (b) the Companies shall not, nor shall Sellers or the Companies permit any of the Company Subsidiaries to (i) enter into any new line of business, or (ii) incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, other than capital expenditures and obligations or liabilities incurred or committed to in an amount not greater in the aggregate than, and during the same time period set forth in, the Companies’ current capital budget which amounts to €5,000,000 for the period from January 1, 2007 to December 31, 2007 and €1,000,000 for the period from January 1, 2008 to March 31, 2008;
          (c) the Companies shall not, nor shall Sellers or the Companies permit any of the Company Subsidiaries to, materially amend their respective Organizational Documents;
          (d) the Companies shall not, nor shall the Companies permit any of the Company Subsidiaries to (i) adjust, split, combine or reclassify any capital stock or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exercisable or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities or agreements of any of the Companies or the Company Subsidiaries, or (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in clause (i) of this Section 4.1(d);

          (e) the Companies shall not, nor shall Sellers or the Companies permit any of the Company Subsidiaries to (i) except for normal increases in the ordinary course of business consistent with past practice, grant any increase in the compensation or benefits payable or to become payable by the Companies or any of the Company Subsidiaries to any director, officer or employee of the Companies or any of the Company Subsidiaries, (ii) except as required to comply with applicable Law or as expressly provided in this Agreement, adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any bonus, incentive compensation, deferred compensation, severance, termination, change in control, retention, hospitalization or other medical, life, disability, insurance or other welfare, profit sharing, stock option, stock appreciation right, restricted stock or other equity based, pension, retirement or other employee compensation or benefit plan, program agreement or arrangement, or (iii) enter into or amend any employment agreement or, except in accordance with existing contracts or agreements, grant any severance or termination pay to any officer, director or employee of any of the Companies or the Company Subsidiaries;
          (f) the Companies shall not, nor shall Sellers or the Companies permit any of the Company Subsidiaries to, change their methods of accounting in effect at December 31, 2006 other than with respect to the preparation of the Closing Audit;
          (g) the Companies shall not, nor shall Sellers or the Companies permit any of the Company Subsidiaries to, acquire by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any Person or other business organization, division or business of such Person or, other than in the ordinary course of business consistent with past practices, any assets with a purchase price in excess of €1,000,000;
          (h) the Companies shall not, nor shall Sellers or the Companies permit any of the Company Subsidiaries to, sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any Assets with a purchase price in excess of €1,000,000, and except for the licensing of data in the ordinary course of business consistent with past practice;
          (i) the Companies shall not, nor shall Sellers or the Companies permit any of the Company Subsidiaries to, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any of the Assets;
          (j) the Companies shall not, nor shall Sellers or the Companies permit any of the Company Subsidiaries to compromise, settle, grant any waiver or release relating to any Litigation, other than settlements or compromises of Litigation where the aggregate amount paid or to be paid does not exceed US$150,000 for any individual claim or series of related claims, or US$300,000 in the aggregate for all claims;
          (k) the Companies shall not, nor shall Sellers or the Companies permit any of the Company Subsidiaries to, engage in any transaction with (except pursuant to agreements in effect at the time of this Agreement insofar as such agreements are disclosed in Section 3.16 of the Sellers’ Disclosure Letter), or enter into any agreement, arrangement, or understanding, directly or indirectly, with, any Affiliates of the Companies or Company Subsidiaries, other than consistent with past practice, and subject to the Transitional Services Agreement, the License Agreement, Name Agreement and the Manufacturing Arrangement;
          (l) other than as required by Law, the Companies shall not, nor shall Sellers or the Companies permit any of the Company Subsidiaries to, change any Tax method of accounting, make or change any Tax election, amend any Return, enter into any closing agreement or settle or compromise any Tax claim or assessment, surrender any right to a refund, consent to any extension or waiver of any limitations period applicable to any Tax claim or assessment without the consent of the Buyer;
          (m) the Companies shall not, nor shall Sellers or the Companies permit any of the Company Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Companies or Company Subsidiaries (other than the transactions contemplated by this Agreement);
          (n) the Companies shall not, nor shall Sellers or the Companies permit any of the Company Subsidiaries to, (i) incur, assume or guarantee any indebtedness for borrowed money, or except in the ordinary course of business consistent with past practice and in no event exceeding US$10,000,000 in the aggregate and then only to a member of the Thales Group (ii) incur or modify any indebtedness or other liability, or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice and in no event exceeding US$500,000 in the aggregate, (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to Company Subsidiaries, or by such Company Subsidiaries to the Companies, or customary loans or advances to employees in accordance with past practice, exceeding US$150,000 in the aggregate, or (v) enter into any material commitment or transaction, except in the ordinary course of business and consistent with past practice and in no event exceeding US$150,000 in the aggregate;
          (o) the Companies shall not, nor shall Sellers or the Companies permit any of the Company Subsidiaries to, enter into any agreement, understanding or commitment that materially restrains, limits or impedes any of the Companies’ or the Company Subsidiaries’ ability to compete, including geographic limitations on any of the Companies’ or the Company Subsidiaries’ activities in the e-Transactions Business;
          (p) the Companies shall not, nor shall Sellers or the Companies permit any of the Company Subsidiaries to, enter into any material joint venture, partnership or other similar arrangement or materially amend or modify in an adverse manner the terms of (or waive any material rights under) any existing material joint venture, partnership or other similar arrangement (other than any such action between its wholly owned Company Subsidiaries);
          (q) the Companies shall not, nor shall Sellers or the Companies permit any of the Company Subsidiaries to, terminate any Material Contract to which each is a party or waive in any material respect or assign any of its rights or claims under any Material Contract or, except in the ordinary course of business consistent with past practice, modify or amend in any material respect any Material Contract; and

          (r) the Companies shall not, nor shall Sellers or the Companies permit any of the Company Subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing.
     The Parties agree that notwithstanding this Section 4.1 or any other provision of this Agreement, the Companies and the Company Subsidiaries shall be entitled to make any dividend or other cash distribution at their discretion; provided that Sellers shall not knowingly cause the Companies Working Capital to be less than €0 as a result of such dividends or distributions.
     Section 4.2. Access to Information and Properties.
          (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Sellers shall, and shall cause each of the Companies and Company Subsidiaries, respectively, to, afford to the Representatives of Buyer reasonable access, during normal business hours during the period prior to the Closing Date, to all of the properties, offices, contracts, books, commitments, records, data and books and personnel of the Companies and Company Subsidiaries, including monthly management accounts that are prepared by the Companies during such time, and, during such period, Sellers shall, and shall cause each of the Company Subsidiaries and Company Subsidiaries, as applicable, to, make available to the Buyer information concerning the business, properties and personnel of the Companies and the Company Subsidiaries and use reasonable efforts to cooperate in allowing Buyer access to the key customers and suppliers of the Companies and the Company Subsidiaries set forth on Section 4.2 of the Sellers’ Disclosure Letter, in each case in this Section 4.2(a) as Buyer may reasonably request, provided, however, such investigation shall not unreasonably disrupt Sellers’ operations and provided that no Sellers shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or professional standards contravene any Law or binding agreement entered into prior to the date of this Agreement.
          (b) Seller will promptly notify Buyer of any fact, event or circumstance known to Seller that (a) any Key Employee intends or proposes to terminate his or her employment with the Company or a Company Subsidiary or (b) any customer, supplier or distributor intends or proposes to materially alter its commercial relationship, or amend any agreement, with Seller, the Company or a Company Subsidiary or to materially reduce its orders or production under any such relationship or agreement.
          (c) No investigation by Buyer or its Representatives made pursuant to this Section 4.2 shall affect the representations, warranties, covenants or agreements of the Sellers set forth in this Agreement.
     Section 4.3. Intra-Group and Other Obligations. Sellers shall cause:
          (i) (A) the agreements referred to in Section 3.18(ii)(1) and Section 3.18 (iii) of the Sellers’ Disclosure Letter to be satisfied and terminated (except in respect of Section 3.18(ii)(1), for any Intra-Group Indebtedness addressed under Section 1.3) and (B) the agreements referred to in Section 3.18(i) and Section 3.18(ii)(2) of the Sellers Disclosure Letter to remain in full force and effect from the Closing Date; the Parties hereby agree that the accounts payable and accounts receivable under these agreements shall be treated as set forth under these agreements;
               (ii) ordinary course arrangements and other arrangements entered into from the date of this Agreement, between any member of the Thales Group (other than the Companies or Company Subsidiaries) and the Companies or Company Subsidiaries, similar in nature to those provided for in the agreements referred to in Section 3.18(ii)(2) of the Seller’s Disclosure Letter, including involving the purchase or sale of goods, raw materials, commodities, supplies or products or provision of services with respect to goods, raw materials, commodities, supplies or products previously sold to, or purchased from the Companies or Company Subsidiaries to remain in full force and effect after the Closing Date;
               (iii) the Manufacturing Arrangement to be in effect as of Closing; and
               (iv) the restructuring matters set forth in Exhibit I (the “Company Restructuring”) to be completed.
     Section 4.4. Directors. Sellers shall cause the directors of the Companies and Company Subsidiaries listed in Exhibit J hereto to submit their written resignations from their positions effective on the Closing Date, and, with respect to directors of Thales e-Transactions France and Wynid, to return the shares that have been transferred or lent to them for compliance with French corporate law. Buyer shall cause the Companies and Company Subsidiaries to appoint new directors in replacement thereof on the Closing Date.
     Section 4.5. Non-Competition.
          (a) Sellers hereby agree that from the Closing Date and for a period of eighteen (18) months thereafter, they will not engage, directly or indirectly, in any Competing Business. For the purpose of this Section 4.5, “Competing Business” shall mean any business engaged anywhere in the world in the development, production, processing, sale, marketing or distribution of e-Transactions Products, excluding, however: all the businesses in which Thales Group (other than the Companies or the Company Subsidiaries) is currently engaged in the field of “integrated electronic funds transfer solutions” or “terminal management systems”, including information technology security system projects included secured platforms (Thales Security Solutions), information technology security products and sub-systems (Thales e-Security), integrated payment systems for fund transfers for transportation ticketing systems (Thales Transportation Systems) including in particular the sale and marketing of any e-Transactions Products that compose, or are included under the terms of, a customer contract for, but do not constitute the principal component of, a product system or sub-system, provided that, for the avoidance of doubt Sellers will not engage in the business of manufacturing the current products of the Companies or the Company Subsidiaries as listed in Exhibit K hereto or subsequent models or releases of such products.
          (b) It is understood and agreed that: (i) none of the Sellers shall be deemed to be in default with respect to the foregoing covenant as a result of any direct or indirect investment it may make in not more than fifteen percent (15%) of the outstanding share capital of any Third Person engaged in a Competing Business; (ii) this Section 4.5 shall not be construed to prohibit: (x) any of the Sellers, directly or through any Affiliate, from hereafter acquiring and continuing to own and operate any Third Person which has operations that constitute a Competing Business if such operations account for no more than fifteen percent (15%) of such Third Person’s consolidated revenues at the time of such acquisition; and (y) the acquisition by any of the Sellers or Affiliates thereof (an “Acquiring Person”), in the context of any acquisition, merger, joint venture, asset purchase, or any other business combination (the “Acquisition”), of an ownership interest in a Third Person which derives more than fifteen percent (15%) of its consolidated revenues from a Competing Business in its most recent fiscal year, as long as the Acquiring Person shall enter into a binding agreement to sell or divest such Competing Business within twelve (12) months following the closing of the Acquisition, provided, that, the Buyer shall have a right of first refusal with respect to such Competing Business; (iii) the provisions of this Section 4.5 shall not be construed to prohibit any of the Sellers, directly or through any Affiliate, from selling inventory or other assets currently owned by such Seller or Affiliate; and (iv) this Section 4.5 shall not be construed to prohibit the acquisition or ownership, for investment purposes only, by any employee savings, retirement, or similar benefit plan of any of the Sellers or Affiliate thereof, of any ownership in any company engaged in a Competing Business, provided that the investment decisions in respect of such benefit plan shall be made by independent trustees or independent managers.
          (c) In the event that the covenant contained in Section 4.5(a) is more restrictive than permitted by Law, the Parties hereto agree that such covenants shall be enforceable and enforced to the extent permitted by Law.
          (d) Each member of the Thales Group shall refrain from directly or indirectly soliciting or inducing any employee of any Company or Company Subsidiary to leave such employment for employment by any member of the Thales Group for a period of twenty-four (24) months from the date of this Agreement, unless Thales has obtained the Buyer’s express written permission; provided, however, that nothing in this Agreement shall be construed to limit the ability of Thales to employ an individual (other than the Key Employees) who has resigned from any Company or Company Subsidiary (provided that Thales did not directly or indirectly induce such resignation or termination) or who has responded to a general advertisement for employment not targeted at employees of the any Company or Company Subsidiary.
     Section 4.6. IFRS Audit. From the date hereof, Thales, the Sellers, the Company and the Company Subsidiaries, will use commercially reasonable efforts to cooperate with Buyer, Deloitte & Touche LLP and Ernst & Young LLP in the process of (a) the preparation of the combined financial statements of the Companies under IFRS as of and for the year ended December 31, 2006 and as of and for the year ended December 31, 2007 (the “2007 Financial Statements”), and (b) the provision to the Companies of an audit report thereon including footnote disclosures on the financial statements indicated in clause (a) (the “Closing Audit Report”) meeting the requirements paragraphs (a) through (d) of Rule 2-02 of the U.S. Securities and Exchange Commission (“SEC”) Regulation S-X (and taking into account the IFRS Amendments). All direct costs associated with the Closing Audit Report shall be borne by Buyer, as provided in Section 10.1(b) and the letter agreement between the Buyer and Thales dated December 20, 2007 (the “Accounts Letter Agreement”). Cooperation by Thales will include the granting by Thales, the Sellers, the Company and the Company Subsidiaries to

Buyer, Deloitte & Touche LLP and Ernst & Young LLP of reasonable access to all documents, records, work papers, facilities, management and personnel of Sellers, the Companies and the Company Subsidiaries in relation therewith. Thales further agrees that it will provide to Buyer such access to such information for financial periods subsequent to December 31, 2006, as may be reasonably required by the Buyer for its ongoing financial reporting requirements subsequent to Closing (and taking into account, as at any date of determination, the IFRS Amendments), provided that, for the avoidance of doubt, the Parties agree that neither completion nor delivery of any such additional financial statements shall be required under this Agreement, including as a delivery for, or a condition to, the Closing.
ARTICLE V
COVENANTS OF BUYER
     Section 5.1. Employee Matters.
          (a) Following the Closing Date, with respect to the employees of the Companies or the Company Subsidiaries whose employment is subject to German Law, the Buyer shall indemnify the Sellers from and against legally valid claims actually incurred and attributable to any such employee for compensation and/or benefits changed by the Buyer. None of the Sellers shall pay any damages to any such employees unless otherwise instructed by the Buyer or to the extent legally required.
          (b) Buyer shall not have any obligation to maintain, rollover, or continue any stock option benefits of any employees of the Companies or the Company Subsidiaries. Any bonus, severance or other obligations due to employees of the Companies or Company Subsidiaries at the date of or arising out of the Closing shall be paid for by the Sellers.
          (c) Buyer agrees that it will not undertake to implement any redundancy plan at Thales e-Transactions France or Wynid during the twelve month period following the Closing Date. For the purpose of this Section 5.1(c) “redundancy plan” shall mean any economically justified redundancy pursuant to Article L.321-1 and seq. of the French Labour Code (including in particular the elimination or transformation of an employment position, or a substantial amendment to an employment contract stemming directly from economic problems or technological changes).
     Section 5.2. Insurance. Buyer acknowledges and agrees that the Companies and Company Subsidiaries shall cease to be covered by the Group Insurance Policies effective on the Closing Date at 12:00 p.m. (Paris time) and that as of the Closing Date the Buyer shall provide or cause to be provided to the Companies and the Company Subsidiaries replacement insurance coverage in an amount and on such terms as Buyer deems adequate for the conduct of the e-Transactions Business.
     Section 5.3. Filings. As soon as possible after the date hereof, Buyer shall, in cooperation with Sellers, use commercially reasonable efforts to perform all actions required to ensure that the Competition Approvals are obtained prior to the Closing Date. Any such action shall be made in a timely manner and in material compliance with applicable legal requirements. Prior to Closing, no document shall be filed by Buyer with a Governmental Authority hereunder without prior notice of such filing to Sellers and Buyer will use its commercially reasonable efforts to give Sellers a reasonable period of time to review and comment on such documents prior to their filing, which comments Buyer will take into account in good faith. In order to obtain all Competition Approvals, Buyer shall (i) supply to any competent authority as promptly as practicable any additional information requested pursuant to applicable laws and take all other reasonable procedural actions required in order to obtain any necessary clearance or to cause any applicable waiting periods to commence and expire, (ii) promptly provide Sellers with copies of any material written communication received or sent (or written summaries of any non-written communication) in connection with any proceeding, and (iii) give Sellers and their respective advisors the opportunity to participate in all material meetings and conferences, including telephone and/or video conferences, with any competent authority. In the event that any undertakings or conditions are requested to Buyer by the relevant antitrust or competition authorities, Buyer hereby covenants and agrees at its sole cost and expense to take all necessary actions to meet and fulfill such undertakings and conditions without delay, provided that Buyer shall not be required to take any such actions, including any divesture of any material operations or assets, that in the aggregate would result in a Material Adverse Effect or a material adverse effect on Buyer.
     Section 5.4. Intellectual Property Registration. All formalities resulting from the transactions contemplated hereby in respect of the Company IP Rights shall be made by Buyer, and all costs associated therewith shall be borne by Buyer, provided, that, Sellers shall provide such reasonable assistance to Buyer as may be required at the sole cost of Buyer.
     Section 5.5. Release of Guarantees. With respect to guarantees and comfort letters issued by any Seller or any Affiliate thereof (other than the Companies or Company Subsidiaries) for the benefit of third persons in respect of obligations of any Company or Company Subsidiary, as listed in Section 3.7 of the Sellers’ Disclosure Letter hereto (the “Guarantees”), Buyer shall use its commercially reasonable efforts to obtain the release of such Guarantees effective as of the Closing Date. If any such releases are not obtained prior to the Closing Date, Buyer shall provide a counter-guarantee to the relevant Seller or other member of the Thales Group, effective as of the Closing Date.
     Section 5.6. Future Reorganizations. Neither the Buyer, nor any of its Affiliates will implement a statutory merger involving Thales e-Transactions España during a five year period after the Closing without the consent of Thales which consent will not be unreasonably withheld. Should a merger involving Thales e-transactions España be decided by Buyer with the consent of Thales, Thales will fully cooperate and provide the Buyer with any necessary documentation in relation with the Thales e-transactions España shares acquired by Buyer pursuant to this Agreement requested by the Spanish Governmental Authorities in the framework of such merger.

ARTICLE VI
MUTUAL COVENANTS OF SELLERS AND BUYER
     Section 6.1. Further Action; Commercially Reasonable Efforts.
          (a) Upon the terms and subject to the conditions herein provided, each of the Parties hereto agrees to use its commercially reasonable efforts to (i) take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the Parties hereto, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings and (ii) obtain consents that may be required as a result of the transaction contemplated by this Agreement under enforceable contractual provisions of material agreements with customers of the Companies or the Company Subsidiaries in each case of clauses (i) and (ii) the appropriateness of which has been discussed in good faith with the senior management of the Companies. Each of the Parties hereto will furnish to the other Parties such necessary information and reasonable assistance as such other Parties may reasonably request in connection with the foregoing;
          (b) Without prejudice of the provisions of Section 5.3, Sellers and Buyer shall, and Sellers shall cause the Companies and Company Subsidiaries to, use their respective commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the laws, rules, guidelines or regulations of any Governmental Authority. Without limiting the foregoing, the Buyer and Sellers shall use commercially reasonable efforts to perform all actions required to ensure that the Competition Approvals are obtained prior to the Closing Date. Each Party will provide the other Parties with copies of all filings made by such Party with any Governmental Authority or any other material information supplied by such Party to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby;
          (c) Each of the Parties hereto shall use commercially reasonable efforts to prevent the entry of, and to cause to be discharged or vacated, any order or injunction of a Governmental Authority precluding, restraining, enjoining or prohibiting consummation of the transactions contemplated hereby; and
          (d) In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Sellers and Buyer shall take or cause to be taken all such necessary action.
     Section 6.2. Notification of Certain Matters. Each of Buyer, on the one hand, and Sellers, on the other hand, shall give prompt notice to the other of (a) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. In addition, each of Buyer, on the one hand (in the case of Buyer), and Sellers, on the other hand (in the case of Sellers, the Companies and the Company Subsidiaries), shall give prompt notice to the other

Party of any fact, event or circumstance known to such Party that is reasonably likely, individually or taken together with all other facts, events and circumstances known to such Party, to result in a Material Adverse Effect, or to prevent the fulfillment of the condition set forth in Section 7.2(c). To the extent the facts or circumstances described in any such notice cause a failure of such condition at Closing, Buyer shall have the right to invoke such condition. To the extent such facts or circumstances do not cause a failure of such condition at Closing, then Buyer shall not have the right to invoke such condition or terminate this Agreement.
     Section 6.3. Publicity. Neither Buyer, Sellers nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated by this Agreement without the prior consultation of the other Party, except as may be required by Law or by any listing agreement with, or regulation of, any United States or foreign securities exchange or regulatory authority if all reasonable best efforts have been made to consult with the other Party.
     Section 6.4. Certain Tax Matters.
          (a) Sellers shall prepare and timely file, or cause to be prepared and timely filed, at their expense, all Tax Returns in respect of the Companies and Company Subsidiaries (including any affiliated, consolidated, unitary and combined Tax Returns, which include the operations of any of these entities) for any taxable period ending on or before the Closing Date Sellers shall provide Buyer with a copy of each such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by Buyer) for Buyer’s information and comments at least fifteen (15) calendar days prior to the filing of such Tax Return. Should the Buyer request changes in the proposed Tax Returns, the Sellers will make these changes before filing the Tax Returns, provided that such changes are reasonable and consistent with the last previous similar Tax Returns filed by the Sellers and in accordance with Law. The Party that is legally required to file a Tax Return relating to Transfer Taxes shall be responsible for preparing and timely filing such Tax Return. However, if this legally responsible Party is not one of the Sellers, the Buyer shall provide the Sellers with a copy of the proposed Transfer Tax Return it prepared for Sellers’ information and comments at least fifteen (15) calendar days prior to the filing of such Transfer Tax Return. Should the relevant Seller request changes in the proposed Transfer Tax Return, the Buyer will make these changes before filing the Transfer Tax Return, provided that such changes are reasonable and consistent with the last previous similar Tax Returns and in accordance with Law. To the extent any of these returns (except Transfer Tax Returns) show Taxes due for such period prior to the Closing Date, the relevant Seller shall provide Buyer with the cash to pay the Taxes to the extent not covered by the amount of Taxes included in the computation of the Final Companies Closing Net Debt Statement or of the Final Closing Working Capital Statement.
          (b) Buyer shall prepare and timely file, or cause to be prepared and timely filed, at their expense, all Tax Returns in respect of the Companies and Company Subsidiaries for any taxable period ending after the Closing Date which begins before the Closing Date (a “Straddle Period”). Buyer shall provide Sellers with a copy of each proposed Straddle Period Tax Return (and such additional information regarding such Straddle Period Tax Return as may reasonably be requested by Sellers) for Sellers’ information and comments at least fifteen (15) calendar days prior to the filing of such Straddle Period Tax Return. Should the Sellers request changes in the proposed Straddle Period Tax Returns, the Buyer will make these changes before filing the Straddle Period Tax Returns, provided that such changes concern operations shown in the interim closing of the books as of the close of business on the Closing Date, are reasonable and consistent with the last previous similar Tax Returns filed by the Sellers and in accordance with Law. Any Tax Return to be prepared and filed by Buyer for a Straddle Period shall be prepared on a basis consistent with the last previous similar Tax Return and in accordance with Law. To the extent any of these returns show Taxes due, the Seller shall provide Buyer with the cash to pay the Seller’s share of the Taxes computed based on an interim closing of the books as of the close of business on the Closing Date to the extent not covered by the amount of Taxes included in the computation of the Final Companies Closing Net Debt Statement or of Final Closing Working Capital Statement.
          (c) All transfer, documentary, sales, use, registration, notary and other such Taxes (excluding any Taxes based on or attributable to income or gains, but including any penalties, interest and additions to Tax) and related fees to any Governmental Authority (“Transfer Taxes”) arising out of or incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Sellers who will either directly pay such Taxes to the relevant Governmental Authority, or provide Buyer with the cash necessary to pay such Transfer Taxes.
          (d) Any Tax refunds that are received by Buyer or any Company or Company Subsidiary, and any amounts credited against Tax to which Buyer or any Company or Company Subsidiary becomes entitled, that relate to taxable periods or portions thereof ending on or before the Closing Date and exceed the amount of Taxes receivable included in the computation of the Final Companies Closing Net Debt Statement or the Final Closing Working Capital Statement shall be for the account of Sellers, and Buyer shall pay over, or shall cause to be paid over to Sellers, any such refund or the amount of any such credit within fifteen (15) calendar days after the receipt of such refund or the effectiveness of a credit thereto, and to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing Governmental Authority to Buyer or any Company or Company Subsidiary of any amount accrued for any taxable periods or portions thereof ending on or before the Closing Date, Buyers shall pay such amount to the Sellers within fifteen (15) calendar days after receipt or effectiveness thereof. Such Tax refunds shall not include any reduction in post closing Taxes relating to the use of any Tax attribute carryforward including but not limited to net operating loss carryovers, research and development tax credit carryovers, or other tax credit carryovers. In the event that Taxes are included in the computation of the Final Companies Closing Net Debt Statement and Final Closing Working Capital, if any amount of such Taxes remains unpaid one year after the Closing, Buyer shall pay to Seller any such unpaid Taxes and thereafter the Final Companies Closing Combined Net Debt Statement and the Final Closing Working Capital shall be deemed adjusted to reflect the reduction of the accrued Taxes by the amount paid.
          (e) Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include (i) joining in any Tax elections reasonably requested by the other Party, (ii) the retention and (upon another Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding, and (iii) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Companies and Company Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, to allow Buyer to take possession of such books and records. In the case of a Tax audit, the provisions relating to cooperation in this Section 6.4 shall also apply; however, if they so determine, any Seller will be entitled to conduct the defense of the Companies’ and Company Subsidiaries’ interests (at the Sellers’ own expense and with counsel of their choice) as long as the Tax audit covers any taxable period ending on or before the Closing Date, whereas the Buyer will be the responsible Party in charge of the defense of the Companies’ and Company Subsidiaries’ interests (at its own expense and with counsel of its choice) as long as the Tax audit covers any taxable period ending after the Closing Date. In case of any such Tax audit, the Party conducting the defense of the Companies and the Companies Subsidiaries shall (X) afford the other Party and its counsel the opportunity to comment and the right to object (which right shall not be unreasonably exercised) with respect to the conduct of the defense, (Y) keep the other Party reasonably informed of the progress of the defense, and (Z) provide the other Party with copies of all material notices, written communications, documents and filings in connection with the Tax audit and the conduct of the defense of the Companies’ and Company Subsidiaries’ interests.
          (f) The Companies and the Company Subsidiaries that are currently members of a tax consolidated group will conclude, on or before Closing Date, a tax consolidation termination agreement with the parent company of the group the form of which will be agreed between the Parties. Regarding the German Organschaft, before Closing Date, an assessment of the amount corresponding to the Thales e-Transactions Germany’s profit as calculated in accordance with the Company Accounting Principles for the period from January 1, 2007 to December 31, 2007 to be transferred by Thales e-Transactions Germany to Thales Germany (Thales Organschaft parent company) will be made. Such amount will be paid by Thales e-Transactions Germany to Thales Germany as advance profit transfer under the existing profit and loss transfer agreement before the Closing Date. Potential adjustment of the profit for the period from January 1, 2007 to December 31, 2007 will be paid by Thales e-Transactions Germany to Thales Germany or received by Thales e-Transactions Germany from Thales Germany as soon as the Company statutory accounts of Thales e-Transactions Germany for the period from January 1, 2007 to December 31, 2007 are approved. In case such an adjustment of the profit to be transferred by Thales e-Transactions Germany to Thales Germany takes place, this adjustment would be deemed of no impact on the Final Companies Closing Net Debt Statement and the Final Companies Closing Combined Working Capital Statement. However, the final purchase price of the shares of Thales e-Transactions Germany to be received by Thales Germany will be increased by the adjustment if such adjustment generates a payment from Thales Germany to Thales e-Transactions Germany, or decreased if the adjustment generates a payment from Thales e-Transactions Germany to Thales Germany. The payment of the price increase or decrease will take place the day the adjustment of profit is paid.

     Section 6.5. Certain IP Matters.
          (a) Sellers hereby agree to transfer and assign, or to cause their Affiliates to transfer and assign, to the Companies, on the Closing Date, Intellectual Property owned by any entity of the Thales Group (other than the Companies and Company Subsidiaries), which are used by the Companies or Company Subsidiaries and which are specific to the e-Transactions Business, all such Intellectual Property being listed in Schedule 1-A of Exhibit B-1 hereto (the “Specific IP”). Buyer and Sellers hereby agree that the Specific IP shall upon assignment to the Companies hereunder at Closing, be licensed back to Seller, on the Closing Date, under the License Agreement.
          (b) Except as set forth in the License Agreements, Sellers shall not license any Non-Specific IP to third parties for the field covered by the e-Transactions Business. For the purposes of this Agreement “Non-Specific IP” means that Intellectual Property owned by any entity of the Thales Group which is used by the Companies or Company Subsidiaries and is not specific to the e-Transaction Business, all such Intellectual Property being listed in Schedule 3 of Exhibit B-1 hereto. Buyer and Sellers hereby agree that the Non-Specific IP shall remain the property of Sellers, and shall not be transferred or assigned to Buyer, the Companies or the Company Subsidiaries hereunder at Closing, provided, however, that, on the Closing Date, Sellers shall enter into the License Agreement.
          (c) Buyer hereby agrees and acknowledges that it shall not acquire hereunder the right to use the Retained Names. As a result, Buyer shall not, and shall cause the Companies not to, use such Retained Names as from the Closing Date, except as provided under the Name Agreement, which shall be fully executed on the Closing Date.
     Section 6.6. Confidentiality. The confidentiality agreement, dated September 13, 2006, between Buyer and Thales (the “Confidentiality Agreement”) shall remain in full force and effect. Each of the Parties shall treat (and shall direct its Representatives to treat) the contents of this Agreement as confidential and shall refrain from disclosing this Agreement in whole or part, to any third person without the consent of the other Party (which consent shall not be unreasonably withheld) except to the extent necessary for enforcement hereof or as otherwise required by Law or by any Governmental Authority (in which case, to the extent practicable, the disclosing Party shall give prior written notice to the other Party, and if requested by such other Party, the disclosing Party shall seek to obtain a protective order or similar protection).
     Section 6.7. UK Pension Matters. The Parties agree that, notwithstanding any other provision of this Agreement, in respect of the employees of Thales e-Transactions UK, the terms and conditions of Exhibit H shall apply.
ARTICLE VII
CONDITIONS
     Section 7.1. Conditions to Each Party’s Obligation To Effect the Transaction. The respective obligation of Sellers, on the one hand, and Buyer, on the other hand, to effect the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Parties hereto in writing, in whole or in part, to the extent permitted by applicable Law):
          (a) No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transaction contemplated hereby or makes such transactions illegal;
          (b) There shall not be pending any suit, action or formal proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement; and
          (c) The Company Restructuring shall have occurred.
     Section 7.2. Conditions to the Obligation of Buyer to Effect the Transaction. The obligation of Buyer to effect the transactions contemplated by this Agreement and to purchase the Transferred Shares from Sellers is further subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:
          (a) Sellers shall have performed their respective obligations under this Agreement required to be performed by them at or prior to the Closing Date pursuant to the terms of this Agreement other than as does not result in a Material Adverse Effect;
          (b) All actions required to effect the transfer of the Transferred Shares to Buyer shall have been taken, and Buyer shall have received documentation evidencing the legal ownership by Buyer of the Transferred Shares under applicable Law;
          (c) No event (including breaches of representations and warranties in the aggregate) that has resulted in a Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date;
          (d) The Competition Approvals shall have been received and, in connection with such approvals, Buyer shall not have been required to take any action, including any disposition of any material operations, divisions, businesses, product lines, customers or assets of Buyer, which would have a Material Adverse Effect, or a material adverse effect on the Buyer;
          (e) A certificate by an officer of Thales dated as of the Closing Date stating that since the date of this Agreement no event has occurred that has resulted in a Material Adverse Effect;
          (f) The Closing Audit Report shall have been issued to the Companies and delivered to Buyer; and
          (g) The Manufacturing Arrangement shall be in effect.

     Section 7.3. Conditions to Obligations of Sellers to Effect the Transaction. The obligation of Sellers to effect the transactions contemplated by this Agreement and to sell, assign, transfer, convey and deliver the Transferred Shares to Buyer is further subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:
          (a) The Competition Approvals shall have been received; and
          (b) Buyer shall have performed each of its obligations under this Agreement required to be performed by it at or prior to the Closing Date pursuant to the terms of this Agreement other than as does not result in a Material Adverse Effect.
ARTICLE VIII
TERMINATION
     Section 8.1. Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:
          (a) by the mutual consent of Sellers and Buyer in a written instrument,
          (b) by either Sellers or Buyer upon written notice to the other, if:
               (i) the conditions in Article VII shall not have been satisfied, or the transactions contemplated by this Agreement shall not have been consummated, in each case on or before April 15, 2008 (the “Outside Date”); provided, however, that, if the Closing has not occurred on or before such date solely because the conditions provided under Sections 7.2(d) and 7.3(a) shall not have been satisfied on or prior to the Outside Date, but all other conditions to Closing set out in Article VII have been or are able to be satisfied by such date (other than as a result of such failure of satisfaction of the conditions under Sections 7.2(d) and 7.3(a)), the Outside Date shall then be deemed to be May 31, 2008, and provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a Party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated hereby to have been consummated on or before such date;
               (ii) any Governmental Authority shall have issued a statute, rule, order, decree or regulation or taken any other action (which statute, rule, order, decree, regulation or other action the Parties hereto shall have used their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby or making such transactions illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating Party is not then in breach of Section 5.3 and Section 6.1 with respect thereto).

          (c) by Buyer, if Sellers shall have breached or failed to fulfill or perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(c), and (ii) is incapable of being cured by Sellers or is not cured by Sellers within thirty (30) calendar days following receipt of written notice from Buyer of such breach or failure to perform;
          (d) by Sellers, if Buyer shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(b), and (ii) is incapable of being cured by the Buyer or is not cured by Buyer within thirty (30) calendar days following receipt of written notice from Sellers of such breach or failure to perform.
     Section 8.2. Effect of Termination; Procedure. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating Party to the other Parties specifying the provision of this Agreement pursuant to which such termination is made and this Agreement shall forthwith become null and void after the expiration of any applicable period following such notice, except for the provisions of (a) Section 6.3 relating to publicity, (b) Section 6.6 relating to certain confidentiality obligations, (c) this Section 8.2, and (d) Article X. Nothing in this Section 8.2 shall be deemed to release any Party from any liability for any material breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by any other Party of their respective obligations under this Agreement.
     Section 8.3. Right to Proceed. Anything in this Agreement to the contrary notwithstanding, (a) if any of the conditions specified in Article VII hereof for the benefit of Sellers have not been satisfied, Sellers shall have the right to proceed with the transactions contemplated hereby without waiving any of its or their respective rights hereunder, and (b) if any of the conditions specified in Article VII hereof for the benefit of Buyer have not been satisfied, Buyer shall have the right to proceed with the transactions contemplated hereby without waiving any of its or their respective rights hereunder.
ARTICLE IX
SURVIVAL AND INDEMNIFICATION
     Section 9.1. Survival of Representations, Warranties and Covenants
          (a) Subject to Section 9.1(b), and to the extent the Closing shall have occurred, all representations, warranties, covenants, and agreements of the Parties hereto made in this Agreement and all agreements, documents and instruments executed and delivered in connection herewith (i) shall be deemed to have been relied upon by the Party or Parties to whom they are made, and shall survive the Closing, regardless of any investigation on the part of such Party or its representatives, with each Party reserving all of its rights hereunder in connection with any breach or alleged breach, and (ii) shall bind the Parties’ successors and assigns (including, without limitation, any successor to a Seller by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the Parties (subject to Section 10.11 below) and their respective successors and assigns, whether so expressed or not.
          (b) The representations and warranties contained in this Agreement hereof shall expire and terminate on and be of no further force and effect after June 30, 2009 (the period from the Closing Date through June 30, 2009, the “Survival Period”), except that those representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3 and Section 3.11 and Section 3.16 shall not expire on such date but shall continue until thirty (30) calendar days following the expiration of the applicable statute of limitations with respect thereto. Notwithstanding the foregoing, any written claim for breach of a representation or warranty made prior to the expiration of the Survival Period and delivered to the Party against whom such indemnification is sought shall survive thereafter and, as to any such claim, such applicable expiration will not effect the rights to indemnification of the Party making such claim.
     Section 9.2. Indemnification by Thales. Upon and following the Closing, Thales (for the purposes of this Article IX, the “Seller Indemnifying Party”), agrees to defend, indemnify and hold Buyer, the Companies and the Company Subsidiaries and each of their respective officers and directors (“Buyer Indemnified Parties”) harmless from and against any and all damages, liabilities, losses, claims, diminution in value, obligations, liens, assessments, judgments, Taxes, fines, penalties, reasonable costs and expenses (including, without limitation, reasonable fees of a single counsel), as the same are incurred (whether instituted or commenced prior to or after the Closing Date), of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing but excluding any punitive and consequential damages), relating to periods prior to the Closing Date (“Losses”), which may be sustained or suffered by Buyer Indemnified Parties based upon, arising out of, or by reason of (a) any breach of any representation or warranty made by a Seller in Article III of this Agreement, or (b) any breach of any covenant or agreement made by a Seller in this Agreement (including, for the avoidance of doubt, Exhibit H hereto).
     Section 9.3. Indemnification by Buyer. Subject to the terms and conditions of this Agreement and to the extent the Closing shall have occurred, from and after the Closing, Buyer (“Buyer Indemnifying Party”) shall indemnify, defend and hold each of Sellers, their respective officers and directors (“Seller Indemnified Party”) harmless from and against any and all Losses that are incurred by such Seller Indemnified Party resulting from or arising out of, in each case directly, any breach of any representation, warranty, covenant, obligation or agreement of such Buyer Indemnifying Party contained in this Agreement (including, for the avoidance of doubt, Exhibit H hereto) or in the counter-guarantees listed under Section 3.7 of the Sellers’ Disclosure Letter hereto.
     Section 9.4. Limitations on Indemnification.
          (a) Notwithstanding anything in Section 9.2 to the contrary: (i) the Seller Indemnifying Party shall not be obligated to provide indemnification for Losses in respect of claims made by Buyer or an Affiliate under Section 9.2 above except to the extent (A) the total of all Losses in respect of claims made by Buyer or its Affiliates for indemnification, other than as relates to Section 3.11, Section 6.4(a) and Section 6.4(b), shall exceed US$1,500,000 in the aggregate (the “General Deductible”), and (B) with respect to Section 3.11, Section 6.4(a) and Section 6.4(b), the total of all Losses in respect of claims made by Buyer or its Affiliates for indemnification relating to such Section 3.11, Section 6.4(a) and Section 6.4(b), shall exceed US$1,500,000 in the aggregate (the “Tax Deductible”), in each case (A) and (B) whereupon the total amount of such Losses in excess of the General Deductible or Tax Deductible, as applicable, shall be recoverable by Buyer and its Affiliates in accordance with the terms hereof, and (ii) the maximum aggregate amount payable by the Seller Indemnifying Party to Buyer and its Affiliates for Losses in respect of claims made by Buyer and its Affiliates for indemnification under Section 9.2 shall not exceed the amount which equals (in U.S. dollars) 5% (five percent) of the Base Purchase Price (the “Cap”); provided, however, that Buyer shall not be subject to such limitations for Losses actually incurred as a result of fraud by a Seller, or pursuant to Sections 3.2, Section 3.11, Section 4.5, Section 6.4(a), Section 6.4(b), this Section 9.4(a), and Section 5 of Exhibit H, and the General Deductible and Tax Deductible shall not apply again to the first sentence of Section 3.7 (to avoid double counting).
          (b) All representations and warranties of Sellers in this Agreement, other than those included in Section 3.10 shall be construed as if the terms “material” and “in all material respects”, “Material Adverse Effect”, (and in each case variations thereof) and any reference were omitted from such representations and warranties solely for the purposes of calculating amounts set out in this Article IX.
          (c) Notwithstanding anything herein to the contrary, the Parties agree that Buyer and/or Affiliate will not be entitled to present any claim for indemnification from the Seller Indemnifying Party for any Loss resulting from the disallowance of Tax Losses available for carry-forward at the level of the Companies and Company Subsidiaries, as shown in the Companies’ and Companies Subsidiaries’ Tax Returns.
     Section 9.5. Notice; Payment of Losses; Defense of Claims.
          (a) A Party seeking indemnification hereunder (for purposes of this Section 9.5, an “Indemnified Party”) shall give written notice of a claim for indemnification under Section 9.2 to the Party or Parties required to provide information hereunder (for purposes of this Section 9.5 an “Indemnifying Party”) promptly after receipt of any written claim by any third party and in any event not later than ten (10) Business Days after receipt of any such written claim (or not later than five (5) Business Days after the receipt of any such written claim in the event such written claim is in the form of a formal complaint filed with a court of competent jurisdiction and served on the Indemnified Party), specifying in reasonable detail the amount, nature and source of the claim, and including therewith copies of any notices or other documents received from third parties with respect to such claim; provided, however, that such ten (10) Business Days period shall be reduced if the urgency of the matter dictates a swifter notification to the Indemnifying Party. The Indemnified Party shall also provide the Indemnifying Party with such further information concerning any such claims as the Indemnifying Party may reasonably request by written notice. Failure of the Indemnified Party to provide a Notice in accordance with this Section 9.5 shall not relieve the Indemnifying Party from any indemnification obligation under this Article IX, except to the extent the rights of the Indemnifying Party are prejudiced by any such failure.
          (b) Within twenty (20) Business Days after receiving notice of a claim for indemnification or reimbursement, the Indemnifying Party shall, by written notice to the Indemnified Party, either (i) concede or deny liability for the claim in whole or in part, or (ii) in the case of a claim asserted by a third party, advise that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved. If the Indemnifying Party concedes liability in whole or in part, it shall, within twenty (20) Business Days of such concession, pay the amount of the claim to the Indemnified Party to the extent of the liability conceded. Any such payment shall be made in immediately available funds equal to the amount of such claim so payable. If the Indemnifying Party denies liability in whole or in part or advises that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved, then the Indemnifying Party shall make no payment (except for the amount of any conceded liability payable as set forth above) until the matter is resolved in accordance with this Agreement.
          (c) In the case of any third party claim, if within twenty (20) Business Days after receiving the notice described in the preceding paragraph (a), the Indemnifying Party gives written notice to the Indemnified Party stating that the Indemnifying Party would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were valid and that the Indemnifying Party disputes and intends to defend against such claim, liability or expense at the Indemnifying Party’s own cost and expense, then counsel for the defense shall be selected by the Indemnifying Party (subject to the consent of such Indemnified Party which consent shall not be unreasonably withheld or delayed) and such Indemnifying Party shall not be required to make any payment to the Indemnified Party with respect to such claim, liability or expense as long as the Indemnifying Party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the Indemnifying Party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the Indemnifying Party assumes such defense in accordance with the preceding sentence, it shall have the right, without the consent of such Indemnified Party, to settle all identifiable matters related to claims by third parties which are susceptible to being settled provided the Indemnifying Party’s obligation to indemnify such Indemnified Party therefore will be fully satisfied only by payment of money by the Indemnifying Party pursuant to a settlement which includes a complete release of such Indemnified Party. The Indemnifying Party shall keep such Indemnified Party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such Indemnified Party with all documents and information that such Indemnified Party shall reasonably request and shall consult with such Indemnified Party on a regular basis as to status and developments. Notwithstanding anything herein stated, such Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party provided that such Indemnifying Party shall be obligated to pay for only one counsel for the Indemnified Party in any jurisdiction. If no such notice of intent to dispute and defend is given by the

Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, such Indemnified Party may undertake the defense of (with counsel selected by such Indemnified Party), and shall have the right to compromise or settle, such claim, liability or expense (exercising reasonable business judgment) so long as such settlement involves solely the payment of monetary damages. If such claim, liability or expense is one that by its nature cannot be defended solely by the Indemnifying Party, then such Indemnified Party shall make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense.
          (d) A Seller Indemnifying Party shall have no rights against the Companies and the Company Subsidiaries for contribution or indemnification in connection with any amount due from such Seller Indemnifying Party to Buyer under Section 9.2 or under any Organizational Documents, agreements or otherwise as to the pre-closing actions or omissions of officers, directors or employees.
     Section 9.6. Access to the Companies. In case of any claim for indemnification on the basis of the representations and warranties set forth in Section 3.11, Buyer will give, or cause to be given, to Thales and Sellers (and their accountants) reasonable access to all documents, records, work papers (including any work papers of Buyer’s, the Companies’ and the Company Subsidiaries’ accountants subject to restrictions under specific and objective professional standards) subject to applicable attorney-client privilege or professional requirements, applicable Law and binding agreements entered into prior to the date hereof.
     Section 9.7. Indemnification Calculation, Payment.
          (a) The amount of any indemnity payable hereunder on account of a Loss shall be increased (the “Gross-Up”) to cover any effective Tax liability actually suffered by the Indemnified Party as a result of the receipt of the indemnity payment and shall be reduced by (i) the amount of any reserves, allowances or provisions for Taxes recorded in the Companies Statutory Accounts or the balance sheets of the Combined Financial Information, by (ii) any net Tax benefit or Tax savings for the Indemnified Party appearing either immediately or within the following twelve-month period as a result of or related to the foregoing (including without limitation a Tax deduction or loss, basis adjustment and/or shifting of income, deductions, gains, loss and/or credits), as well as by (iii) the net present value of any anticipated future net Tax benefit or Tax savings (the “Discounted Future Tax Advantages”) for the Indemnified Party, which are bound to appear after such twelve-month period as a result of or related to the foregoing (including without limitation a Tax deduction or loss, basis adjustment and/or shifting of income, deductions, gains, loss and/or credits). By way of simplification, the Parties expressly agree to determine the Discounted Future Tax Advantages of an Indemnified Party by multiplying the amount of the Tax Benefit or Tax Savings which would have been made by the Indemnified Party if such party had been in a position to effectively use said Tax Benefit or to realize such Tax Savings during the period mentioned in above (ii), per a discount rate depending on the profit or loss tax position of the relevant Indemnified Party (the “Discount Rate”). The Discount Rate will be equal to 30 % for Indemnified Parties which showed taxable profits during at least three out of the past five taxable one-year-periods, and to 70% for Indemnified Parties which do not meet this condition. For the avoidance of doubt, the amount of the Tax liability which will be taken into consideration as an increase in the amount of the indemnity payable will be determined applying the same method as the one provided in above (ii) and (iii).
          (b) The amount of any indemnity payable hereunder on account of a Loss shall be calculated net of any amount recovered from third parties, including amounts recovered under insurance policies with respect to such Loss. Any Indemnified Party suffering any Loss giving rise to indemnification under this Article IX shall make commercially reasonable efforts to recover such Loss (net of any increased costs or related expenses incurred by the Indemnifying Party receiving or obtaining such recovery) from third parties, including insurance companies, so as to reduce the amount of any indemnification hereunder. If an Indemnified Party receives proceeds from third parties, including insurance proceeds, in connection with Losses for which it has received indemnification hereunder, such Indemnified Party shall promptly refund to the Indemnifying Party the amount of such proceeds when received, up to the amount of indemnification received hereunder.
          (c) In the event that Buyer sustains or incurs Losses for which it is entitled to be indemnified by Thales under Section 9.2, Buyer shall be entitled to offset such Losses against the Contingent Payment, to the extent thereof.
          (d) The payment of any indemnification required to be made to the Indemnified Party pursuant to Article IX shall be made within ten (10) Business Days following the date on which such indemnification becomes due, or its amount becomes final and binding upon the Indemnified Party and the Indemnifying Parties, by wire transfer of immediately available funds to such bank accounts as the receiving Indemnified Party shall designate in writing at least five (5) Business Days prior to the expiration of such ten (10) Business Days period. The amount of any indemnity payable hereunder on account of a Loss shall be paid to any Indemnified Party which shall have directly suffered the Loss.
     Section 9.8. Duty to Mitigate. Any Indemnified Party shall take all reasonable steps to mitigate any Loss that it may incur, including making and diligently pursuing such claims as may be reasonably justified against any third party or pursuant to any insurance policies covering such Indemnified Party. In particular, and without limitations to the foregoing, the Indemnifying Party shall have the right to request the Indemnified Party to take any reasonable action to mitigate such Loss. In the event of a failure by the Indemnified Party to comply with this provision, any part of the Loss which would have not existed had Indemnified Party mitigated such Loss in accordance therewith shall not give rise to indemnification under this Article IX.
     Section 9.9. Exclusive Remedy for Money Damages. Each of Sellers’ and Buyer’s rights under this Article IX with respect to any Loss shall be their sole and exclusive remedy for money damages under this Agreement and the Transaction Documents. Without limiting the generality of the foregoing, Buyer waives any claim or cause of action for money damages which it otherwise might assert after the Closing Date, including, without limitation, under any applicable Law or regulations, or any other laws, by reason of this Agreement and the Transaction Documents or the transactions contemplated hereby, except for claims and causes of action brought pursuant to this Article IX.

     Section 9.10. Exclusions.
          (a) In no event shall any Indemnified Party be entitled to double recovery hereunder. In particular, in the event any circumstance constitutes a breach of more than one representation and warranty, obligation or covenant on the part of the Indemnifying Party, the Indemnified Party shall only be entitled to be indemnified once in respect of such circumstance.
          (b) Matters relating to adjustments made to the Base Amount in respect of Final Companies Closing Net Debt and Final Closing Working Capital are subject to Article I and the provisions thereof and are not subject to the provisions of this Article IX.
          (c) In no event shall any Indemnified Party be entitled to indemnification hereunder for any Loss arising out of or in connection with a change or development in Law after the Closing Date, including any change or development in the enforcement thereof.
ARTICLE X
MISCELLANEOUS
     Section 10.1. Fees and Expenses.
          (a) Subject to Section 1.3(b)(iv), Section 1.7(c), and Section 6.4(c), Sellers (on behalf of Sellers, the Companies and the Company Subsidiaries) and Buyer (on behalf of itself and its Affiliates) shall bear their own costs and expenses incurred for the negotiation of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, if this Agreement is terminated by Sellers, on the one hand, or Buyer, on the other hand, pursuant to Section 8.1(b), Section 8.1(c) or Section 8.1(d) as a result of the other Party’s failure to fulfill any material obligation under this Agreement or another material breach of the Agreement by such other Party has caused or resulted in the failure of the transaction to be consummated before the Outside Date, then such other Party shall reimburse the first Party for such first Party’s reasonable out-of-pocket expenses actually incurred in connection with this Agreement and the transactions contemplated hereby.
          (b) If this Agreement is validly terminated pursuant to Section 8.1 (b) or Section 8.1 (c) due to a failure of any of the conditions contained in Section 7.1 or Section 7.2, then Sellers shall immediately return the Buyer Deposit to Buyer upon such termination. If this Agreement is validly terminated for any other reason, Buyer shall pay to Thales upon such termination, in immediately available funds, a termination fee in an amount equal to US$10,000,000 (plus all interest actually earned upon the original US$10,000,000 constituting the Buyer Deposit) (the “Termination Fee”), which Termination Fee shall be payable by Buyer by offset of the Buyer Deposit then held by Sellers. The Parties agree that upon valid termination of this Agreement pursuant to the preceding sentence of this Section 10.1(b), the Termination Fee shall be the sole remedy of Sellers against Buyer under this Agreement (without prejudice to the provisions of Section 10.1(a) above), but that in all other cases the rights that the Sellers may have under this Agreement or under law or equity, including, without limitation, under Article IX and Section 10.13 of this Agreement, shall be unimpaired by this Section and shall continue to be available to the Sellers at their election.
          (c) Costs (not including any internally allocated costs) incurred with respect to the accounting work undertaken to audit the Companies financial statements for the year ended December 31, 2006 under IFRS pursuant to Section 4.6 shall borne, and paid when due, by the Buyer in accordance with the terms and exceptions of the Accounts Letter Agreement.
          (d) Any payment of the Termination Fee pursuant to Section 10.1(b) and payments in compliance with the Accounts Letter Agreement shall be made within five Business Days after termination of this Agreement by wire transfer of immediately available funds to an account designated by Thales. Buyer acknowledges that the agreement contained in this Section 10.1 is an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Sellers would not enter into this Agreement; accordingly, if the Buyer fails promptly to pay or cause to be paid the amounts due pursuant to this Section 10.1, and, in order to obtain such payment, Thales commences a suit that results in a judgment against Buyer for the amounts set forth in this Section 10.1, Buyer shall pay to Thales its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 10.1 at the prime rate of EURIBOR for deposits of three-month duration plus two hundred (200) basis points in effect on the date such payment was required to be made.
          (e) This Section 10.1 shall survive any termination of this Agreement.
     Section 10.2. Amendment; Waiver.
          (a) This Agreement may be amended by the Parties to this Agreement, by action taken or authorized by their respective boards of directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.
          (b) At any time prior to the Closing Date, the Parties to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document, certificate or writing delivered pursuant hereto by the other Party, or (iii) waive compliance with any of the agreements or conditions of the other Parties hereto contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at Law or in equity.

     Section 10.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five (5) Business Days after the day when mailed in the United States or France by certified or registered mail, postage prepaid, or (d) delivery in person, addressed at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to the Sellers, to:

Thales SA
45, rue de Villiers
92526 Neuilly-sur-Seine, France
Telephone: +33 157 77 84 29
Facsimile: +33 157 77 80 18
Attention: Jean-Yves Haagen

with copies to:

Willkie Farr & Gallagher LLP
21-23 rue de la Ville l’Evêque
75008 Paris, France
Telephone: +33 1 53 43 45 00
Facsimile: +33 1 40 06 96 06
Attention: Daniel Hurstel

if to Buyer, to:

Hypercom Corporation
2851 West Kathleen Road
Phoenix, AZ 85053 USA
Telephone: +1 (602) 866-5399
Facsimile: +1 (602) 504-4582
Attention: Chairman of the Board of Directors
Douglas Reich
Senior Vice President and General Counsel

with copies to:

DLA Piper US LLP
2415 East Camelback Road, Suite 700
Phoenix, AZ 85016-4245 USA
Telephone: +1 (480) 606-5124
Facsimile: +1 (480) 606-5524
Attention: Steven D. Pidgeon

     Section 10.4. Independent Assessment; No Additional Representations. Buyer acknowledges and confirms that it and its representatives have been permitted select access to books and records, facilities, equipment, Tax returns, contracts, and other properties and assets of the Companies and the e-Transactions Business, and have had an opportunity to meet with selected officers and employees of Sellers and their respective Affiliates to discuss the contemplated purchase of the Companies. Buyer acknowledges that, except as explicitly set forth herein, none of the Sellers nor any of their Affiliates makes any representation or warranty to Buyer, including any warranty, express or implied, as to the accuracy or completeness of any information regarding the Companies and the e-Transactions Business, the prospects of the Companies or the e-Transactions Business or its profitability for Buyer, or with respect to any forecasts, projections or business plans prepared by or on behalf of any of the Sellers and delivered to Buyer, in each case except under this Agreement, the License and the Transitional Services Agreement. Neither Sellers (except as set forth herein) nor their respective Affiliates shall have or be subject to any liability to Buyer or its Affiliates resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, documents or material made available to Buyer in the Data Room or in any other form. Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by any of the Sellers, any Affiliate of any of the Sellers, or any agent, employee, attorney or other representative of any of the Sellers representing or purporting to represent any of the Sellers that are not expressly set forth herein or in the Transaction Documents (including the Schedules and Exhibits hereto and thereto), whether or not any such representations, warranties or statements were made in writing or orally.
     Section 10.5. Interpretation; Definitions. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The phrase “made available” when used in this Agreement shall mean that the information referred to has been made available to the Party to whom such information is to be made available. The phrase “beneficial ownership” and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.
     The following terms have the following definitions:
          (a) “Affiliate” shall mean any Person that directly, or indirectly through one or more Persons, controls, is controlled by, or is under common control with, the Person specified. For purposes of this definition, the term “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

          (b) “Business Day” means any day other than Saturday and Sunday and any day on which banks are not required or authorized to close in (i) United States or (ii) the Republic of France.
          (c) “Cleanup” means all actions required to: (i) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or biodiversity or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.
          (d) “Collective Bargaining Agreements” means any collective bargaining agreements (conventions collectives), shop agreements, work rules, practices or similar instruments, or any other labor-related agreements or arrangements with any labor union, or labor organization.
          (e) “Companies Accounting Principles” means the same accounting policies, principles, methods, practices, estimates, assumptions and classifications in accordance with the Company Accounting Standards consistently applied by Thales when preparing its consolidated financial statements as at December 31, 2005 and December 31, 2006.
          (f) “Companies Accounting Standards” means, in respect of any Company, the local statutory or generally accepted accounting standards, as applicable, in the jurisdiction of organization of such Company.
          (g) “Companies Cash” means the U.S. dollar equivalent (calculated using the Currency Conversion Ratio as of the Closing Date) of the sum of cash and cash equivalents held by Companies (or Company Subsidiaries) as of the Closing Date, taking into account cash held pursuant to cash pooling arrangements within the Thales Group that is released to the relevant Company (or Company Subsidiary) on the Closing Date.
          (h) “Companies Debt” means the U.S. dollar equivalent (calculated using the Currency Conversion Ratio as of the Closing Date) outstanding as of the Closing Date (including all unpaid interest accrued thereon to the Closing Date) of all (i) financial obligations of the Companies and Companies Subsidiaries for borrowed money including the Intra-Group Indebtedness or with respect to cash deposits or advances of any kind other than customer pre-payments made in the ordinary course of business, (ii) all obligations of the Companies or Company Subsidiaries evidenced by bonds, debentures, notes or similar instruments and (iii) all obligations of the Companies or Company Subsidiaries upon which interest charges are customarily paid, other than trade credit incurred in the ordinary course of business consistent with past practices.
          (i) “Companies Net Debt” means the amount of Companies Debt less the amount of Companies Cash, whether positive or negative.

          (j) “Companies Working Capital” means the U.S. dollar equivalent (calculated using the Currency Conversion Ratio as of the Closing Date) of an amount determined by calculating the sum of the items set forth in Exhibit C hereto.
          (k) “Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.
          (l) “Competition Approvals” means the approvals or expiration or termination of waiting periods, as applicable, to the consummation of the transactions contemplated hereby under Competition Laws set forth on Exhibit E hereto.
          (m) “Currency Conversion Ratio” means the U.S. dollar currency exchange rate set forth in the United States edition of the Wall Street Journal as of the date of any applicable determination.
          (n) “Data Rooms” means the “Dakota” virtual data rooms held from February 13, 2007 to April 11, 2007 and from August 14, 2007 to the date of this Agreement, in which the documents and information related to the e-Transaction Business and the Companies were disclosed to Buyer’s representatives and counsels. A list of such documents and information purporting to be included in the Data Room is attached as Exhibit F hereto.
          (o) “Environmental Claim” means any claim, demand, suit, action, cause of action, proceeding, investigation or notice by any Person or entity alleging any potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource and biodiversity damages, personal injuries, or penalties) arising out of, based on, or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned, leased, operated or used, or (ii) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.
          (p) “Environmental Laws” means all laws, including common law, decrees, notices, permits or licenses delivered by any Person, relating to pollution, cleanup, restoration or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata and natural resources) or to the protection of flora or fauna or their habitat or to human or public health or safety, including, but not limited to, (i) regulations relating to the restriction of use of Hazardous Materials in equipments, and (ii) the local transpositions of the Directive 2002/96/EC of the European Parliament and of the Council of 27 January 2003 on waste electrical and electronic equipment (“WEEE”) and the Directive 2002/95/EC of the European Parliament and of the Council of 27 January 2003 on the restriction of the use of certain hazardous substances in electrical and electronic equipment (“RoHS”) and which are applicable to each of the Companies and Companies Subsidiaries and in force at the Closing Date.
          (q) “e-Transactions Products” means fixed, portable and mobile secure payment terminals, integrated electronic secure payment servers for retail industry, unattended payment devices, secure PIN pads for automated teller machines and secure payment terminals in each case, including related software.
          (r) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
          (s) “Governmental Authority” or “Governmental Authorities” shall mean any federal, state, regional or local government or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial or regulatory authority, or any court of competent jurisdiction.
          (t) “Group Insurance Policies” shall mean Thales Group insurance policies applicable to the Companies and Company Subsidiaries to be terminated at Closing.
          (u) “Hazardous Material” means (i) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, (ii) any substance that is or contains asbestos, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, lead or lead-based paint or materials, (iii) any substance that requires investigation, removal or remediation under any Environmental Law, or is defined, listed, regulated or identified as hazardous, toxic or otherwise actionable or dangerous under any Environmental Laws, or (iv) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and which is harmful for human and biodiversity; as far as each of them constitute Hazardous Materials under Environmental Laws.
          (v) “IFRS” means International Financial Reporting Standards adopted by the International Accounting Standards Board, as in effect on the date hereof.
          (w) “IFRS Amendments” shall mean the amendments to SEC rules and regulations set out in SEC Release Nos. 33-8879; 34-57026.
          (x) “Intra-Group Indebtedness” shall mean the Companies Debt between a Company or a Company Subsidiary and any member of the Thales Group (other than a Company or a Company Subsidiary) including the current accounts (comptes-courants d’associés) and any other shareholders’ loans (excluding for the avoidance of doubt any accounts receivables and accounts payable relating to the agreements mentioned in Section 3.18(ii)(2) of the Seller’s Disclosure Letter).
          (y) “knowledge” means with respect to the Sellers, the Company or the Company Subsidiaries, with respect to any matter in question, the actual knowledge after reasonable inquiry of such entities’ directors or officers listed in Exhibit G.
          (z) “Law” shall mean any applicable statutes, laws, rules, regulations, orders, ordinances, codes and decrees (other than any European directive not yet implemented (non transposée) in the relevant jurisdiction’s legal system), in each case in force as of the Closing Date.

          (aa) “Liens” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.
          (bb) “Litigation” means any action, claim, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal or regulatory, in law or in equity, by or before any Governmental Authority or arbitrator (including worker’s compensation claims).
          (cc) “Material Adverse Effect” means a material adverse effect on the business or results of operations or financial condition (measured on the basis of the Companies Accounting Principles, as applicable) of the Companies and Company Subsidiaries taken as a whole, other than any such effect attributable to or resulting from:
          (i) changes in general economic conditions,
          (ii) general changes in the industries in which the Companies and the Company Subsidiaries operate, except those events, circumstances, changes or effects that adversely affect the Companies and the Company Subsidiaries to a materially greater extent than they affect other entities operating in such industries or
          (iii) the public announcement or pendency of the transactions contemplated hereby;
     being however specified, for the avoidance of doubt, that no event occurring with respect to the Buyer, including, but not limited to, any corporate transaction with respect to Buyer or securities issued by Buyer, any changes in Buyer’s capital structure or any change in Buyer’s financial condition, or any labor disturbance suffered by the Companies or Company Subsidiaries as a consequence of the announcement of the transaction contemplated by this Agreement, shall be considered to result in a Material Adverse Effect.
          (dd) “Organizational Documents” shall mean the certificate of incorporation (K-bis), the by-laws (statuts) or other constituent documents of any corporate entity, each as amended to date.
          (ee) “Owned Real Property” means the real property, and interests in real property, owned by the Companies and the Company Subsidiaries.
          (ff) “Pension Schemes” shall mean the UK Benefit Schemes and the attaching insurance policies.
          (gg) “Permitted Liens” means (i) Liens reserved against or identified in the 2006 Company Statutory Accounts to the extent so reserved or reflected or described in the notes thereto, (ii) Liens for Taxes not yet due and payable or for Taxes being contested in good faith and for which appropriate reserves have been established on the Companies’ financial statements, (iii) those Liens that, individually or in the aggregate with all other Permitted Liens, do not, and are not reasonably likely to, materially interfere with the use or value of the properties or assets of the Companies and the Company Subsidiaries, as the case may be and in each case taken as a whole as currently used, or otherwise individually or in the aggregate have or result in a Material Adverse Effect on the Companies or the Company Subsidiaries, as the case may be, and (iv) minor imperfections of title, if any, none of which are substantial in amount, or materially detract from the value or impair the use of the property subject thereto or the operation of the assets and which have arisen only in the ordinary and normal course of business consistent with past practice.
          (hh) “Person” means any natural person, firm, individual, partnership, joint venture, limited liability company, business trust, trust, association, corporation, company, unincorporated entity or Governmental Authority.
          (ii) “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration, transporting, placing and the like, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.
          (jj) “Retained Names” shall mean all names, commercial names, domain names, logos, trademarks and copyrights containing the word “Thales”, “Racal” or “Thomson”, and any names, commercial names, domain names, logos, trademarks and copyrights of similar import.
          (kk) “RoHS” shall have the meaning set forth in “Environmental Laws”.
          (ll) “Tax” means (i) any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Companies or Company Subsidiaries, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, payroll, sales, use, service, real or personal property, capital stock, excise, stamp, (ii) liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group, and (iii) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts described in (i) or (ii) and transfer and gains taxes.
          (mm) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          (nn) “Thales Group” means Thales SA and its consolidated subsidiaries (including Sellers).
          (oo) “UK Benefit Schemes” means Racal Group Executive Manager & Senior Manager Pension Scheme; Racal Group Staff Pension & Life Assurance Scheme; Racal Group Executive Pension Plan and Thomson Retirement Benefit Scheme.

          (pp) “WEEE” shall have the meaning set forth in “Environmental Laws”.
          (qq) “US GAAP” means United States generally accepted accounting principles.
     The following terms are defined in this Agreement in the Sections indicated below:

Term	Defined in Section
“2007 Financial Statements”	4.6
“2008 Adjusted EBIT”	1.7	(b)
“Accounts Letter Agreement”	4.6
“Acquisition”	4.5	(b)
“Acquiring Person”	4.5	(b)
“Adjusted EBIT”	1.7	(a)
“Adjustment Amount”	1.4
“Adjusted Purchase Price”	1.4
“Agreement”	Preamble
“Applicable Rate”	1.6	(c)
“Assets”	3.12
“Base Amount”	1.1	(e)
“Buyer”	Preamble
“Buyer Deposit”	1.1	(e)
“Buyer Indemnified Parties”	9.2
“Buyer Indemnifying Party”	9.3
“Cap”	9.4	(a)
“Closing”	1.2	(a)
“Closing Audit Report”	4.6
“Closing Working Capital True-Up Amount”	1.3	(b)(ii)
“Closing Date”	1.2	(a)
“Closing Net Debt True-Up Amount”	1.3	(b)
“Closing Purchase Price”	1.1	(e)
“Closing Statements”	1.3	(b)(ii)
“Combined Financial Information”	3.5	(c)
“Company” or “Companies”	Recitals
“Company IP Rights”	3.9	(b)
“Company Licensed IP”	3.9	(b)
“Company Permits”	3.8	(c)
“Company Restructuring”	4.3	(a)(iv)
“2006 Company Statutory Accounts”	3.5	(b)
“Company Subsidiary” or “Company Subsidiaries”	Recitals
“Competing Business”	4.5	(a)
“Conclusive Closing Working Capital True-Up Amount”	1.3	(b)
“Conclusive Closing Working Capital Statement”	1.3	(b)
“Conclusive Companies Closing Net Debt Statement”	1.3	(b)
“Conclusive Closing Net Debt True-Up Amount”	1.3	(b)

Term	Defined in Section
“Contingent Payment”	1.7	(b)
“Confidentiality Agreement”	6.6
“Disputed Items”	1.3	(b)
“EBIT”	1.7	(a)
“Environmental Permits”	3.13	(a)
“Employee Benefits”	3.16
“Estimated Companies Closing Net Debt”	1.3	(a)(i)
“Estimated Closing Working Capital”	1.3	(a)(ii)
“Estimated Working Capital Statement”	1.3	(a)(ii)
“Estimated Companies Net Debt Statement”	1.3	(a)(i)
“e-Transactions Business”	Recitals
“Final 2008 Adjusted EBIT”	1.7	(c)
“Final Closing Working Capital Statement”	1.3	(b)
“Final Closing Working Capital”	1.3	(b)(ii)
“Final Companies Closing Net Debt”	1.3	(b)(ii)
“Final Companies Closing Net Debt Statement”	1.3	(b)(i)
“General Deductible”	9.4	(a)(i)
“Gross-Up”	9.7	(a)
“Guarantees”	5.5
“ICC”	10.14
“Indemnified Party”	9.5	(a)
“Indemnifying Party”	9.5	(a)
“Intellectual Property”	3.9	(a)
“Key Employees”	3.17	(f)
“Leases”	3.14	(a)
“Leased Real Property”	3.14	(b)
“License Agreement”	1.2	(b)(iii)
“Losses”	9.2
“Manufacturing Arrangement”	1.2	(c)(v)
“Material Contracts”	3.10	(a)
“Neutral Arbitrator”	1.3	(b)(iv)
“Name Agreement”	1.2	(b)(iv)
“Non-Specific IP”	6.5	(b)
“Objection Notice”	1.3	(b)(iii)
“OFAC”	3.19
“Outside Date”	8.1	(b)
“Party” or “Parties”	Preamble
“Payment Date”	1.7	(b)
“Preliminary Statement”	1.7	(c)
“Resolution Period”	1.3	(b)(iii)
“Scheduled Company IP”	3.9	(d)
“SEC”	4.6
“Securities Act”	2.7
“Seller Indemnified Party”	9.3
“Seller Indemnifying Party”	9.2

Term	Defined in Section
“Seller” or “Sellers”	Preamble
“Sellers’ Disclosure Letter”	Article III
“Sellers’ Representative”	1.8	(a)
“Specific IP”	6.5	(a)
“Straddle Period”	6.4	(b)
“Survival Period”	9.1	(b)
“Target Working Capital Range”	1.3	(a)(iii)
“Tax Deductible”	9.4	(a)
“Thales”	Preamble
“Thales e-Transactions España”	Recitals
“Thales e-Transactions France”	Preamble
“Thales e-Transactions Germany”	Recitals
“Thales e-Transactions Sweden”	Recitals
“Thales e-Transactions UK”	Recitals
“Thales Germany”	Preamble
“Thales UK”	Preamble
“Transaction Documents”	2.1
“Transitional Services Agreement”	1.2	(b)(ii)
“Transferred Shares”	Preamble
“Transfer Taxes”	6.4	(c)
“Wynid”	Recitals
     Section 10.6. Headings; Schedules. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Disclosure of any matter pursuant to any Section of the Sellers’ Disclosure Letter shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.
     Section 10.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.
     Section 10.8. Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement, and supersede all prior agreements and understandings (written and oral), between the parties with respect to the subject matter of this Agreement.
     Section 10.9. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     Section 10.10. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the state of New York without giving effect to the principles of conflicts of law thereof.

     Section 10.11. Assignment.
          (a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties.
          (b) However, Sellers acknowledge and agree that, prior to the Closing, Buyer may (a) elect to cause one or more direct or indirect wholly-owned subsidiary, to be formed, to assign its rights and obligations under this Agreement to such subsidiary or subsidiaries and to cause such subsidiary or subsidiaries to perform the obligations of Buyer under this Agreement, including, without limitation, rights and obligations of Buyer to acquire the Transferred Shares pursuant to Article I hereof, or (b) collaterally assign Buyer’s rights hereunder for the benefit of any lender to Buyer or any Affiliate; provided, however, that no such assignment shall otherwise vary or diminish any of Buyer’s obligations under this Agreement, Buyer shall be jointly and severally liable with such wholly-owned subsidiaries for the performance of their obligations hereunder and that such wholly-owned subsidiaries shall be considered as Buyer for the purpose of this Agreement and Transaction Documents and the transactions contemplated hereunder and thereunder and shall execute all documentation requested by Buyer as evidence thereof; and provided further that any costs associated with such assignment shall be borne by Buyer. For the purpose of the provisions of Article 223 B of the French General Tax Code, and in the case where the Buyer would purchase all of the issued and outstanding shares of capital stock of Thales e-Transactions France, the Buyer hereby declares its intention to sell all of the issued and outstanding shares of capital stock of Thales e-Transactions France to Hypercom France, a French société à responsablitié limitée, which is currently in the process of being incorporated by the Buyer, and will be wholly owned by the Buyer, as soon as possible after Buyer’s purchase of all of the issued and outstanding shares of capital stock of Thales e-Transactions France provided in Article 1.1(a).
     Section 10.12. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party to this Agreement and their permitted assignees, and (other than Article IX) nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of any Party to this Agreement (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any Affiliate of any Party to this Agreement, nor any director, officer, employee, representative, agent or other controlling Person of each of the Parties to this Agreement and their respective Affiliates shall have any liability or obligation arising under this Agreement or the transactions contemplated hereby.
     Section 10.13. Specific Performance. The Parties to this Agreement agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms of this Agreement and that the Parties shall be entitled to specific performance of the terms of this Agreement and injunctive relief as to violation or breach of the Agreement, in addition to any other remedy at Law or equity; provided however, that upon valid termination of this Agreement and receipt of the Termination Fee as set forth in such Section 10.1(b), such Termination Fee shall be their sole remedy under this Agreement and they shall have no right to seek specific performance (or any other remedy at Law or equity) hereunder.

     Section 10.14. Arbitration.
          (a) In the event of any dispute, controversy or claim arising out or in connection with the present Agreement, the Parties agree to submit the matter to settlement proceedings under the International Chamber of Commerce ADR Rules. If the dispute, controversy or claim has not been settled within a period of two months following the filing of a request for ADR pursuant to the said Rules, such dispute, controversy or claim shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said rules.
          (b) The place of arbitration shall be the City of New York, the State of New York.
          (c) The language of the arbitration shall be English.
          (d) Any Party to this contract shall have the right to have recourse to and shall be bound by the Pre-arbitral Referee Procedure of the International Chamber of Commerce in accordance with its Rules for a Pre-Arbitral referee Procedure.

     IN WITNESS WHEREOF, Sellers and Buyer have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

THALES
By:	/s/ T. Got
	Name:	T. Got
	Title:	VP Mergers & Acquisitions

THALES GERMANY
By:	/s/ T. Got
	Name:	T. Got
	Title:	VP Mergers & Acquisitions

THALES UK
By:	/s/ T. Got
	Name:	T. Got
	Title:	VP Mergers & Acquisitions

HYPERCOM
By:	/s/ Philippe Tartavul
	Name:	Philippe Tartavull
	Title:	Chief Executive Officer and President